THIRD AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

among

Illinois Central Railroad Company

and

The First National Bank of Boston,
Bank of America Illinois,
The Chase Manhattan Bank, N.A.,
The Toronto Dominion Bank,
Deposit Guaranty National Bank,
Kleinwort Benson Limited,
The Mitsubishi Trust and Banking Corporation,
The Northern Trust Company

and certain other lenders

dated as of April 2, 1993

amended and restated as of October 27, 1993

further amended and restated as of November 1, 1994

and

further amended and restated as of April 28, 1995


TABLE OF CONTENTS

											Page

1.	DEFINITIONS

2.	THE LOANS AND LETTERS OF CREDIT................

 2.1.   Commitments
 2.2.   Notes; Repayment of Loans
 2.3.   Prepayments
 2.4.   Loans
 2.5.   Competitive Bid Procedure
 2.6.   Standby Borrowing Procedures
	2.7.   Method of Certain Prepayments and Repayments
	2.8.   Conversion and Continuation of Standby Borrowings
	2.9.   Interest on Loans
	2.10.  Interest on Overdue Amounts
	2.11.  Letters of Credit
	2.12.  Effects of Drawings
	2.13.  Letter of Credit Loan Obligations Absolute
	2.14.  Banks' Obligations in Respect of Letters of Credit
	2.15.  Existing Letters of Credit
	2.16.  Pro Rata Treatment
	2.17.  Existing Loans
	2.18.  Interim Loan Limitation

3.	CERTAIN GENERAL PROVISIONS AND FEES

	3.1.   Additional Costs and Expenses
	3.2.   Indemnification
	3.3.   Illegality or Impossibility
	3.4.   Bank Certificates
	3.5.   Payments to be Free of Deductions
	3.6.   Interest Limitation
	3.7.   Facility Fee
	3.8.   Agent's Fee and Arrangement Fee
	3.9.   Letter of Credit Fee
	3.10.  Amendment Fee

4.	CLOSING; PAYMENTS AND COMPUTATIONS

	4.1.   Closing
	4.2.   Use of Proceeds
	4.3.   Payments
	4.4.   Computations
	4.5.   Banks' Obligations
	4.6.   Reference Banks

5.	REPRESENTATIONS AND WARRANTIES

	5.1.   Existence and Good Standing, Etc
	5.2.   Power; Consents; Absence of Conflict with other Agreements,
     		 Laws, Etc
	5.3.   Binding Effect of Documents
	5.4.   Financial Statements
	5.5.   Intentionally Omitted
	5.6.   No Adverse Changes
	5.7.   Litigation
	5.8.   No Adverse Provisions
	5.9.   Compliance with Other Instruments, Laws; etc.
	5.10.  Tax Status
	5.11.  Intentionally Omitted
	5.12.  Disclosure
	5.13.  Employee Benefit Plans
	5.14.  Business
	5.15.  Capitalization
	5.16.  Holding Company and Investment Company Acts
	5.17.  Intentionally Omitted
	5.18.  Environmental Compliance
	5.19.  Intentionally Omitted
	5.20.  Fiscal Year
	5.21.  No Default
	5.22.  Insurance
	5.23.  Regulation U

6.	EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS

	6.1.   Delivery of Documents
	6.2.   Representations and Warranties
	6.3.   No Default
	6.4.   Proceedings and Documents
	6.5.   Legal Opinions
	6.6.   Financial Condition
	6.7.   Delivery of Charter and Other Documents
	6.8.   Amendment Fee, Etc.
	6.9.  Closing Certificate
	6.10.  Original Credit Agreement
	6.11. ICC Filings

7.	CONDITIONS OF BORROWING

	7.1.   Representations and Warranties
	7.2.   No Default
	7.3.   Legality
	7.4.   Borrowing Notice; Competitive Bid Request

8.	AFFIRMATIVE COVENANTS

	8.1.   Punctual Payment
	8.2.   Records and Accounts
	8.3.   Financial Statements, Certificates and Information
	8.4.   Business and Legal Existence
	8.5.   Payment of Taxes
	8.6.   Inspection of Properties and Books
	8.7.   Notice of Litigation
	8.8.   Notice of Default
	8.9.   Compliance with Law, Etc
	8.10.  Insurance
	8.11.  Employee Benefit Plans
	8.12.  Environmental Compliance
	8.13.  Intentionally Omitted
	8.14.  Intentionally Omitted
	8.15.  Maintenance of Property
	8.16.  Further Assurances

9.	NEGATIVE COVENANTS

	9.1.  Indebtedness
	9.2.  Liens
	9.3.  Investments
	9.4.  Distributions
	9.5.  Merger, Consolidation and Sale of Assets
	9.6.  Sale-Leasebacks
	9.7.  Business
	9.8.  Fiscal Year
	9.9. Consolidated Tangible Net Worth
	9.10. Debt to Capitalization Ratio
	9.11. Consolidated EBIT Coverage
	9.12. Transactions with Affiliates

10.	EVENTS OF DEFAULT; ACCELERATION

11.	NOTICE AND WAIVERS OF DEFAULT

	11.1.  Notice of Default
	11.2.  Waivers of Default

12.	REMEDIES ON DEFAULT, ETC

	12.1.  Rights of Banks
	12.2.  Set-off

13.	THE AGENTS

	13.1.  Appointment; Co-Agent
	13.2.  Delegation of Duties
	13.3.  Exculpatory Provisions
	13.4.  Reliance by Agents
	13.5.  Notice of Default
	13.6.  Non-Reliance on Agents and Other Banks
	13.7.  Indemnification
	13.8.  Individual Capacity
	13.9.  Successor

14.	PARTIES IN INTEREST

15.	ASSIGNMENTS; PARTICIPATIONS

16.	EXPENSES; INDEMNITY

17.	SURVIVAL OF COVENANTS, ETC

18.	NOTICES

19.	MISCELLANEOUS

20.	ENTIRE AGREEMENT, ETC

21.	CONSENTS, AMENDMENTS, WAIVERS, ETC

22.	CERTAIN TRANSITIONAL ARRANGEMENTS

	22.1.  Return of Prior Notes
	22.2.  Certain Bank of America Letters of Credit
	22.3.  Allocation of CertainPreviously Accrued Interest and Fees

Exhibits:

	Exhibit A   -	Form of Note
	Exhibit B-1 -	Form of Competitive Bid Request
	Exhibit B-2 -	Form of Notice of Competitive Bid Request
	Exhibit B-3 -	Form of Competitive Bid
	Exhibit B-4 -	Form of Competitive Bid Accept/Reject Letter
	Exhibit C   -	Form of Opinions
	Exhibit D   -	Form of Closing Certificate
	Exhibit E   -	Form of Compliance Certificate
	Exhibit F   -	Form of Administrative Questionnaire
	Exhibit G   -	Form of Assignment and Acceptance

Schedules:

	Schedule 1.1  -  Commitment Percentages
	Schedule 1.2  -  Intermodal Facilities
	Schedule 2.15 -  Existing Letters of Credit
	Schedule 5.2  -  Consents
	Schedule 5.15 -  Subsidiaries
	Schedule 5.18 -  Environmental Matters
	Schedule 9.1  -  Existing Indebtedness and Liens




	This THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, initially dated as of April 2, 1993, amended and restated as of October 27, 1993, further amended and restated as of November 1, 1994, and further amended and restated as of April 28, 1995, among Illinois Central Railroad Company, a Delaware corporation (the "Borrower"), The First National Bank of Boston ("FNBB"), Bank of America Illinois (successor to Continental Bank
N.A.) ("BofA"), The Chase Manhattan Bank, N.A., The Toronto - Dominion Bank, Deposit Guaranty National Bank, Kleinwort Benson Limited, The Mitsubishi Trust and Banking Corporation, The Northern Trust Company and such other lenders as may become parties to this Agreement from time to time in accordance with the provisions hereof (each, a "Bank", and collectively, the "Banks"), The First National Bank of Boston as administrative agent for the Banks (the "Administrative Agent") and as competitive bid agent for the Banks (the "Competitive Bid Agent") and Bank of America Illinois as co-agent for the Banks (the "Co-Agent").

	WHEREAS, pursuant to that certain Amended and Restated Revolving Credit Agreement, dated as of April 2, 1993, amended and restated as of October 27, 1993 and further amended and restated as of November 1, 1994 (the "Original Credit Agreement"), the Banks (as defined therein) made a revolving credit facility and a competitive bid revolving credit facility available to the Borrower for the purposes described therein; and

	WHEREAS, the Borrower has requested and the Banks have agreed, subject to the terms and conditions contained herein, to amend and restate the Original Credit Agreement to increase the Revolving Credit Commitment Amount (as defined in the Original Credit Agreement), extend the Revolving Credit
Commitment Termination Date (as defined in the Original Credit
Agreement) and to make certain other changes to the Original Credit
Agreement;

	NOW, THEREFORE, the Borrower, the Banks, the Administrative Agent, the Competitive Bid Agent and the Co-Agent hereby agree as follows.

	SECT. 1.	DEFINITIONS.  (a) The following terms shall have the meanings assigned to them below in this SECT. 1 or in the provisions of this
Agreement referred to below:

	"Administrative Agent" - see preamble.

	"Affected Bank" - see SECT. 3.1(d).

	"Affiliate" - in relation to any particular Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct the management or policies of such Person, whether by contract or otherwise.

	"Agent's Fee" - see SECT. 3.8.

	"Agent's Fee Letter" - see SECT. 3.8.

	"Agents" - the Administrative Agent and the Competitive Bid Agent.

	"Agreement" - this Third Amended and Restated Revolving Credit Agreement, with all Exhibits and Schedules hereto, as originally executed, or if this Third Amended and Restated Revolving Credit Agreement is amended or supplemented from time to time, as so amended or supplemented.

	"Amendment Fee" - see SECT. 3.10.

	"Applicable Margin" - with respect to any period commencing on an Interest Rate Adjustment Date and ending on the day prior to the next succeeding
Interest Rate Adjustment Date, if the Rating (as defined below) in effect on the first day of such period is equal to:

	(a)	"BB" or less or "Ba2" or less (as applicable) or if no Rating is available, then during such period the Applicable Margin shall be, with respect to (i) Base Rate Loans, .25% per annum, (ii) Eurodollar Standby
Loans, .875% per annum, (iii) C/D Rate Loans, 1.00% per annum, and
(iv) the Facility Fee, .50% per annum; (b)	"BB+" or "Ba1" (as applicable),
then during such period the Applicable Margin shall be, with respect to
(i) Base Rate Loans, 0% per annum, (ii) Eurodollar Standby Loans, .625% per annum, (iii) C/D Rate Loans, 0.75% per annum, and (iv) the Facility
Fee, .25% per annum;

	(c)	"BBB-" or "Baa3" (as applicable), then during such period the
Applicable Margin shall be, with respect to (i) Base Rate Loans, 0% per annum, (ii) Eurodollar Standby Loans, .475% per annum, (iii) C/D Rate
Loans, .60% per annum, and (iv) the Facility Fee, .20% per annum;

	(d)	"BBB" or "Baa2" (as applicable), then during such period the
Applicable Margin shall be, with respect to (i) Base Rate Loans, 0% per annum, (ii) Eurodollar Standby Loans, .325% per annum, (iii) C/D Rate
Loans, .45% per annum, and (iv) the Facility Fee, .17% per annum;

	(e)	"BBB+" or "Baa1" (as applicable), then during such period the
Applicable Margin shall be, with respect to (i) Base Rate Loans, 0% per annum, (ii) Eurodollar Standby Loans, .275% per annum, (iii) C/D Rate
Loans, .40% per annum, and (iv) the Facility Fee, .14% per annum; or

	(f)	"A-" or "A3" (as applicable), then during such period the Applicable
Margin shall be, with respect to (i) Base Rate Loans, 0% per annum,
(ii) Eurodollar Standby Loans, .225% per annum,, (iii) C/D Rate Loans,
 .350% per annum, and (iv) the Facility Fee, .125% per annum; or

	(g)	"A" or higher or "A2" or higher (as applicable), then during such period the Applicable Margin shall be, with respect to (i) Base Rate
Loans, 0% per annum, (ii) Eurodollar Standby Loans, .225% per annum,
(iii) C/D Rate Loans, .350% per annum, and (iv) the Facility Fee, .125% per annum.

	For purposes of the foregoing, the "Rating" in effect from time to time shall be the higher of the rating by Moody's or by S&P of the Rated Debt, provided that (i) if either Moody's or S&P shall not have in effect a Rating for the Rated Debt (other than because such rating agency shall no longer be in the business of rating corporate debt obligations), the Rating shall be deemed to be the Rating of the other rating agency in respect of Rated Debt, (ii) if both Moody's and S&P shall not have in effect a Rating for the Rated Debt (other than because such rating agencies shall no longer be in the business of rating corporate debt obligations or because no Rated Debt shall be outstanding), then no Rating shall be deemed to be available for purposes of determining the Applicable Margin, (iii) if the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, or if no Rated Debt shall be outstanding, then the Borrower and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition of Applicable Margin to reflect such changed rating system, the non-availability of ratings from such rating agency, or the repayment of all Rated Debt outstanding, as applicable, and (iv) to determine the higher of the rating of Rated Debt by Moody's and by S&P, the S&P ratings set forth in the chart below shall be deemed to be equivalent to the Moody's rating set forth opposite such S&P rating:

		S&P		                         				Moody's

		A                            					A2
		A-						                          A3
		BBB+					                        	Baa1
		BBB						                         Baa2
		BBB-					                        	Baa3
		BB+						                         Ba1
		BB						                          Ba2

	"Arrangement Fee Letter" - see SECT. 3.8.

	"Assessment Rate" - for any Interest Period, the net annual assessment rate
(rounded upwards, if necessary, to the next highest 1/100th of 1%) charged by the Federal Deposit Insurance Corporation (or any successor) for such
Corporation's (or such successor's) insuring of time deposits made in dollars at offices of FNBB in the United States of America during the most recent period for which such rate has been determined prior to the commencement of such Interest Period.

	"Assignment and Acceptance" - see SECT. 15.

	"Balance Sheet Date" - December 31, 1994.

	"Bank List" - see SECT. 15(c).

	"Bank(s)" - see preamble.

	"Banks' Special Counsel" - Bingham, Dana & Gould of Boston, Massachusetts, or such other counsel as may be approved by the Majority Banks.

	"Base Rate" - for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the next 1/8 of 1%) equal to the greater of (a) the rate of interest announced from time to time by the Administrative Agent at its Head Office as its "base rate", as in effect on such day, or (b) the sum of the Federal Funds Effective Rate in effect on such day plus 1/2%. In the event that at any time the rate determined as provided in clause
(b) above exceeds the rate determined as provided in clause (a) above, on each such occasion, the rate set forth in clause (b) shall apply only to Base Rate Loans borrowed hereunder no more than five Business Days prior to the date such rate set forth in clause (b) exceeded the rate set forth in clause (a) above. For purposes of this Agreement, any change in the Base Rate due to a change in the Administrative Agent's "base rate" or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Administrative Agent's "base rate" or the Federal Funds Effective Rate, as applicable. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective
Rate for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Base Rate shall be the Administrative Agent's "base rate" as in effect at the applicable time until the circumstances giving rise to such inability no longer exist.

	"Base Rate Borrowing" - a Borrowing comprised of Base Rate Loans.

	"Base Rate Loan" - any Standby Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of SECT. 2 hereof.

	"BofA" - see preamble.

	"Borrower" - see preamble.

	"Borrowing" - a group of Loans of a single Type made by the Banks (or, in the case of a Competitive Borrowing, by the Bank or Banks whose Competitive
Bids have been accepted by the Borrower pursuant to SECT. 2.5 hereof) on a single date and as to which a single Interest Period is in effect, or a borrowing hereunder consisting of Letter(s) of Credit issued by the Letter of Credit Bank.

	"Borrowing Notice" - see SECT. 2.6.

	"Business Day" - any day (other than a Saturday or Sunday) on which commercial banks are open for the conduct of normal banking business in each of Boston, Massachusetts and New York, New York, provided that in the case of any transactions related to Eurodollar Loans, a Business Day also shall be a day on which dealings in dollar deposits in the Eurodollar interbank markets may be transacted.

	"C/D Rate" - for any applicable Interest Period, the interest rate per annum determined by the Administrative Agent pursuant to the following formula:

C/D Rate =	Domestic C/D Rate*		+	Assessment Rate
		         1.00 - C/D  Reserve Percentage

*The components of the fraction to be rounded upwards, if necessary, to the next highest 1/8th of 1%.

The Administrative Agent shall give the Borrower and the Banks prompt notice (but in any event no later than one Business Day prior to the date of commencement of such Interest Period) of the C/D Rate determined for such Interest Period, and absent manifest error, each determination of the C/D Rate by the Administrative Agent shall be conclusive and binding for all purposes hereof.

	"C/D Rate Borrowing" - a Borrowing comprised of C/D Rate Loans.

	"C/D Rate Loans" - any Standby Loans bearing interest at a rate determined by reference to the C/D Rate in accordance with the provisions of SECT. 2 hereof.

	"C/D Reserve Percentage" - for any day during an Interest Period with respect to a C/D Rate Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement, including, without limitation, any marginal, emergency, supplemental, special or other reserves, for a member bank of the Federal Reserve System in New York City with deposits exceeding $1 billion in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the Interest Period for such C/D Rate Loan and in an amount of $100,000 or more. The C/D Rate shall be adjusted automatically on and as of the effective date of any change in the C/D Reserve Percentage.

	"CERCLA" - see SECT. 5.18(a)(i).

	"Charter" - with respect to any Person other than an individual, such Person's articles of organization, certificate of incorporation, statute, constitution, joint venture or partnership agreement or other charter documents, in each case as amended and in effect from time to time.

	"Co-Agent" - see preamble.

	"Code" - the Internal Revenue Code of 1986, as amended and in effect from time to time.

	"Competitive Bid" - an offer by a Bank to make a Competitive Loan pursuant to SECT. 2.5 hereof.

	"Competitive Bid Accept/Reject Letter" - a notification made by the Borrower to the Competitive Bid Agent pursuant to SECT. 2.5(d) hereof  in the form of Exhibit B-4 attached hereto.

	"Competitive Bid Agent" - see preamble.

	"Competitive Bid Rate" - as to any Competitive Bid made by a Bank pursuant to SECT. 2.5 hereof, (i) in the case of a Eurodollar Competitive Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Bank making such Competitive Bid.

	"Competitive Bid Request" - a request made pursuant to SECT. 2.5(a) hereof in the form of Exhibit B-1 attached hereto.

	"Competitive Borrowing" - a borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Bank or Banks whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in SECT. 2.5 hereof.

	"Competitive Loan" - a loan from a Bank to the Borrower pursuant to the bidding procedure described in SECT. 2.5 hereof. Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan.

	"Compliance Certificate" - see SECT. 8.3(f).

	"Consolidated" or "consolidated" - with reference to any term used in this Agreement, the relevant figures for a Person and its Subsidiaries on a consolidated basis determined in accordance with Generally Accepted
Accounting Principles.

	"Consolidated EBIT" -  for any fiscal period of the Borrower, the sum of
(a) Consolidated Net Income for such period before provisions for federal and state income taxes, minus (b) the aggregate amount of all extraordinary gains included in the calculation of Consolidated Net Income for such period, plus (c) Consolidated Interest Charges for such period, all as determined in accordance with Generally Accepted Accounting Principles. For purposes only of calculating Consolidated EBIT under SECT. 9.11 hereof, in the determination of Consolidated Net Income any extraordinary loss (net of taxes) calculated in accordance with Generally Accepted Accounting
Principles occurring as a result of the premium and charges incurred in connection with the redemption of the 1991 Senior Notes shall be disregarded.

	"Consolidated Funded Debt" - as at any date of determination, an amount equal to the sum (without duplication) of (a) all consolidated Indebtedness of the Borrower and its Subsidiaries for borrowed money and Indebtedness in respect of capitalized leases, plus (b) Consolidated Rental Obligations, in each case as such amounts are outstanding or would be calculated on the date as of which Consolidated Funded Debt is to be determined and determined in accordance with Generally Accepted Accounting Principles.

	"Consolidated Interest Charges" - for any fiscal period, the consolidated expenses of the Borrower and its Subsidiaries paid or accrued for such period for interest on Indebtedness (including the current portion thereof) which are deducted in the calculation of Consolidated Net Income for such period, net of consolidated interest income, if any, all as determined in accordance with Generally Accepted Accounting Principles.

	"Consolidated Net Income" - for any period, the consolidated net income of the Borrower and its Subsidiaries for such period as determined in accordance with Generally Accepted Accounting Principles.

	"Consolidated Rental Obligations" - with respect to the Borrower and its Subsidiaries, an amount equal to the sum (without duplication) of (a) the net present value (calculated at a discount rate of 10%) of the minimum future consolidated rental payments due over the term of all of such Persons' operating leases of real or personal property which extend for a term of twelve or more months and may not be terminated prior to the stated maturity thereof, plus (b) the net present value (calculated at a discount rate of 10%) of the minimum cost to terminate (including rental payments until termination thereof) any such leases which may be terminated.

	"Consolidated Tangible Net Worth" - with respect to the Borrower and its Subsidiaries, the result of (a) the capital accounts (including common stock, preferred stock and other paid in capital, but excluding treasury stock) of the Borrower and its Subsidiaries on a consolidated basis, plus (b) the earned surplus and capital surplus of the Borrower and its Subsidiaries, in each case as reflected in the Borrower's consolidated books of account as of the date Consolidated Tangible Net Worth is to be determined, minus (c) the net book value of all assets of the Borrower and its Subsidiaries which would be treated as intangibles under Generally Accepted Accounting
Principles, including, without limitation, such items as goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing, minus (d) all amounts representing write-ups in the consolidated book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date, in each case as determined in accordance with Generally Accepted Accounting Principles.

	"Consolidated Total Assets" - all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with Generally Accepted
Accounting Principles.

	"convert", "conversion" and "converted" - conversion of any Loan into a Loan of another Type pursuant to SECT. 2.8 hereof.

	"Conversion Notice" - see SECT. 2.8.

	"Default(s)" - any event which with notice or lapse of time or notice and lapse of time will become an Event of Default.

	"Distribution" - the payment by any Person of any dividends, distributions or other payments to its shareholders as such, other than distributions or allocations of common stock of such Person; the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Person, other than dividends payable solely in shares of common stock of such Person; or the purchase or other retirement of any shares of any class of capital stock of any Person, directly or indirectly, through a Subsidiary or otherwise, other than solely through the issuance of the capital stock of such Person; the return of capital by any Person to its shareholders as such;
or any other distribution on or in respect of any shares of any class of capital stock of any Person.

	"Domestic C/D Rate" - with respect to any C/D Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic average (rounded upwards, if necessary, to the next highest 1/16th of 1%) of the prevailing rates per annum bid at 10:00 a.m. (Boston time) (or as soon thereafter as practicable) on the first day of any Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each Reference Bank of its certificates of deposit in an amount comparable to the C/D Rate Loan to be made or converted by the Banks to which such Interest Period applies and having a maturity comparable to such Interest Period.

	"Effective Date" - see SECT. 6.

	"Eligible Assignee" - any bank, insurance company or other financial institution that the Administrative Agent and the Borrower may approve, provided that neither the Borrower's approval nor the Administrative Agent's approval shall be unreasonably withheld.

	"Employee Benefit Plan" - any employee benefit plan within the meaning of SECT. 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

	"Environmental Laws" - see SECT. 5.18(a)(i).

	"ERISA" - the Employee Retirement Income Security Act of 1974, any successor statute of similar import, and the rules and regulations thereunder, as amended from time to time.

	"ERISA Affiliate" - any Person which is treated as a single employer with the Borrower under SECT. 414 of the Code.

	"ERISA Reportable Event" - a reportable event with respect to a Guaranteed Pension Plan within the meaning of SECT. 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

	"Eurodollar Borrowing" - a Borrowing comprised of Eurodollar Loans.

	"Eurodollar Competitive Borrowing" - a Competitive Borrowing comprised of Eurodollar Competitive Loans.

	"Eurodollar Competitive Loan" - any Competitive Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of SECT. 2.5 hereof.

	"Eurodollar Loan" - any Eurodollar Competitive Loan or Eurodollar Standby
Loan.

	"Eurodollar Offered Rate" - for any applicable Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic average
(rounded upwards, if necessary to the next highest 1/16th of 1%) of the respective rates per annum at which deposits of dollars are offered to each
Reference Bank by prime banks in the London interbank market at or about
10:00 a.m. local time in such interbank market, two Business Days prior to the first day of such Interest Period for a period equal to the duration of such Interest Period in an amount substantially equal to the Eurodollar Loan to be loaned by one or more Banks (in the case of a Eurodollar Competitive
Loan) or to be loaned or converted by the Banks (in the case of a Eurodollar
Standby Loan).

	"Eurodollar Rate" - for any applicable Interest Period, the interest rate per annum determined by the Administrative Agent pursuant to the following formula:

	Eurodollar Rate =	      Eurodollar Offered Rate*
                     				1.00 - Eurodollar Reserve Percentage

*The components of the fraction to be rounded upwards, if necessary, to the next highest 1/16th of 1%.

The Administrative Agent shall give the Borrower and the Banks (in the case of a Eurodollar Standby Loan) or the applicable Banks (in the case of a Eurodollar Competitive Loan) prompt notice (but in any event no later than one Business Day prior to the date of commencement of such Interest Period) of the Eurodollar Rate determined for such Interest Period, and absent manifest error, each determination of the Eurodollar Rate by the Administrative Agent shall be conclusive and binding for all purposes hereof.

	"Eurodollar Reserve Percentage" - for any day during an Interest Period with respect to a Eurodollar Loan, that percentage (expressed as a decimal) which is in effect on such day under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to reserve requirements) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding $1 billion in respect of "Eurocurrency Liabilities"
(as such term is used in Regulation D) outstanding from time to time, or in respect of any other category of liabilities which might be incurred by such member bank in any Eurodollar interbank market to fund Eurodollar Loans.
The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

	"Eurodollar Standby Borrowing" - a Standby Borrowing comprised of Eurodollar
Standby Loans.

	"Eurodollar Standby Loan" - any Standby Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of SECT. 2.4 hereof.

	"Event(s) of Default" - see SECT. 10.

	"Facility Fee" - see SECT. 3.7.

	"Federal Funds Effective Rate" - for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business
Day, for the next preceding Business Day) by the Federal Reserve Bank of New
York, or, if such rate is not so published for any day which is a Business
Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

	"Fixed Rate Borrowing" - a Borrowing comprised of Fixed Rate Loans.

	"Fixed Rate Loan" - any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Bank making such Loan in its Competitive Bid.

	"FNBB" - see preamble.

	"Generally Accepted Accounting Principles" - generally accepted accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied, provided that if any changes in generally accepted accounting principles with which the Borrower's independent certified public accountants concur result in a change in the method of calculation of any of the financial covenants, standards or terms contained in this Agreement, the Borrower and the Banks agree to amend such provisions to reflect such changes in generally accepted accounting principles so that the criteria for evaluating the consolidated financial condition of the Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made.

	"Guaranteed Pension Plan" - any employee pension benefit plan within the meaning of SECT. 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

	"Hazardous Substances" - see SECT. 5.18(a)(ii).

	"HAZMAT" - see SECT. 5.18(a)(i).

	"Head Office" - the head office of the Administrative Agent, which is presently located at 100 Federal Street, Boston, Massachusetts 02110.

	"Indebtedness" - without duplication, (a) all debt and similar monetary obligations, whether direct or indirect (including, without limitation, obligations under capitalized leases); (b) all Indebtedness of others secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the Indebtedness secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; and (d) the obligations to reimburse the issuer in respect of any letters of credit.

	"Indemnified Party" - see SECT. 16.

	"Independent Accountant(s)" - a firm of nationally recognized independent public accountants selected on behalf of the Borrower by its Board of Directors, which is "independent" as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

	"Interest Payment Date" - with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months duration or a Fixed Rate Loan or a C/D Rate Loan with an Interest Period of more than 90 days duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months duration or 90 days duration, as the case may be, been applicable to such Loan and, in addition, the date of any conversion of a Standby Loan to a Standby Loan of a different Type.

	"Interest Period" - (a) as to any Eurodollar Standby Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter or, if each of the Banks shall so agree and advise the Administrative Agent with respect to any particular requested Interest Period, 9 or 12 months thereafter, in each case as the Borrower may elect, (b) as to any Eurodollar Competitive Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is between 1 and 12 months (inclusive) thereafter, as the Borrower may elect and as specified in the Competitive
Bids in which the offer to make the Eurodollar Competitive Loans comprising such Borrowing were extended, (c) as to any C/D Rate Borrowing, a period of 30, 60, 90 or 180 days thereafter or, if each of the Banks shall so agree and advise the Administrative Agent with respect to any particular requested Interest Period, 270 or 360 days thereafter, in each case as the Borrower may elect, commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, (d) as to any Base Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the next succeeding first Business Day of January, April, July or October or, if earlier, on the Revolving Credit Commitment Termination Date or the date of prepayment or conversion of such Borrowing and (e) as to any Fixed
Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than 7 days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day or, in the case of Eurodollar Loans only, adjusted in accordance with the then prevailing practice in the London interbank market. Notwithstanding the provisions of clauses (a) and (c) above, with respect to one Eurodollar
Standby Loan or one C/D Rate Loan during each calendar quarter, the Interest Period with respect thereto may, at the Borrower's request made in accordance with the terms hereof, end on any date which is not (A) with respect to such Eurodollar Standby Loan, the first, second, third, sixth, ninth or twelfth monthly anniversary of the date on which such Interest Period began or
(B) with respect to such C/D Rate Loan, 30, 60, 90, 180, 270 or 360 days after the date on which such Interest Period began, so long as such date occurs less than three months or 90 days, as applicable, after the date on which such Interest Period began (subject, in the case of Eurodollar Standby Loans, to the availability of deposits in United States Dollars in the relevant amount for an Interest Period of such length in the Eurodollar interbank market and subject, in the case of C/D Rate Loans, to the availability of deposits in United States Dollars in the relevant amount for an Interest Period of such length in the applicable certificate of deposit market), provided, that, (i) the Borrower may only request such an Interest
Period once during any calendar quarter and (ii) such Interest Period must end on the last day of such calendar quarter (or if such date is not a Business Day, the next succeeding Business Day unless, with respect to Eurodollar Standby Loans, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business
Day). Interest shall accrue from and including the first day of any Interest Period to but excluding the last day of such Interest Period.

	"Interest Period Termination Date" - the last day of any Interest Period, provided that if any Interest Period Termination Date falls on a day which is not a Business Day, such Interest Period shall be adjusted as provided herein.

	"Interest Rate Adjustment Date" - the Effective Date and thereafter each date occurring 5 Business Days after the Administrative Agent receives evidence satisfactory to it that the Rating has changed.

	"Intermodal Facilities" - those assets of the Borrower and its Subsidiaries described on Schedule 1.2 hereto.

	"Investments" - the aggregate of all expenditures made for the acquisition of stock (except redemptions or repurchases by a corporation of any shares of its capital stock) or Indebtedness of any Person, all loans, advances and capital contributions to any Person, except accounts receivable arising in the ordinary course of business.  In determining the aggregate amount of
Investments outstanding at any particular time, (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid, (b) there shall be deducted in respect of each such Investment any amount received as a return of capital, (c) there shall not be deducted in respect of any
Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid, and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

	"Lending Office" - see SECT. 3.5.

	"Letter(s) of Credit" - any standby letter(s) of credit issued from time to time pursuant to the terms hereof by the Letter of Credit Bank for the account of the Borrower.

	"Letter of Credit Bank" - with respect to any Letter of Credit issued hereunder, either FNBB or BofA, as the Borrower may select, in such Person's capacity as issuer of such Letter of Credit.

	"Letter of Credit Fee" - see SECT. 3.9.

	"Lien" - any mortgage, lien, charge, security interest or other encumbrance of any kind upon any property or assets of any character, or upon the income or profits therefrom and any conditional sale or other title retention agreement, device or arrangement (including capitalized leases).

	"Loan(s)" - individually, any Competitive Loan or Standby Loan and, collectively, all Competitive Loans and Standby Loans.

	"Loan Documents" - collectively, this Agreement, the Notes, the Arrangement
Fee Letter and the Agent's Fee Letter, in each case as amended and in effect from time to time.

	"Majority Banks" - as of any date, (i) those Banks having Revolving Credit Commitments on such date (or, if the Revolving Credit Commitments shall have terminated pursuant to SECT. 10 hereof or otherwise, holding Loans outstanding on such date and shares of the Maximum Drawing Amount of Letters of Credit as of such date) representing at least 66-2/3% of the Revolving
Credit Commitment Amount on such date, or, if the Revolving Credit
Commitments shall have terminated pursuant to SECT. 10 hereof or otherwise, of the sum of (A) the aggregate principal amount of the Loans outstanding on such date plus (B) the aggregate Maximum Drawing Amount of all Letters of Credit as of such date or, (ii) for purposes of acceleration of the Loans and all other amounts owing under this Agreement and the other Loan
Documents pursuant to SECT. 10 hereof, those Banks whose Loans outstanding on such date plus whose share of the aggregate Maximum Drawing Amount of all Letters of Credit as of such date add up to at least 66-2/3% of the sum of the aggregate principal amount of Loans outstanding on such date plus the aggregate Maximum Drawing Amount of all Letters of Credit on such date.

	"Margin" - as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the Eurodollar Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

	"Material Subsidiary" - each of Waterloo Railway Company, and, from and after the Effective Date, any other Subsidiary of the Borrower (a) with total assets having a fair market value, as at any date of determination, in excess of $5,000,000, or (b) which is material to the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

	"Maximum Drawing Amount" - as at any date of determination, with respect to any Letter of Credit, the maximum amount which the beneficiary thereof may draw under such Letter of Credit as at such date pursuant to the terms of such Letter of Credit, plus any amounts previously drawn thereunder and not yet reimbursed by the Borrower, whether from the proceeds of Loans or otherwise.

	"Moody's" - Moody's Investors Service, Inc.

	"Multiemployer Plan" - any multiemployer plan within the meaning SECT. 3(37)
of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

	"Non-Affected Bank(s)" - as at any date of determination, those Banks which are not Affected Banks.

	"Nonessential Property" - Relieved Track Materials, Intermodal Facilities, and any other property of the Borrower and its Subsidiaries which is not used, or which the Borrower reasonably believes will not be used, in the current or planned operation of the rail lines of the Borrower and its Subsidiaries.

	"Note(s)" - see SECT. 2.2(a).

	"1991 Note Purchase Agreement" - that certain Note Purchase Agreement, dated as of July 23, 1991, as amended by that certain Amendment and Consent, dated as of April 1, 1993, among the Borrower, the Parent and the purchasers of the 1991 Senior Notes, as in effect from time to time.

	"1991 Senior Notes" - the promissory notes in the original aggregate principal amount of $160,000,000 issued by the Borrower pursuant to the 1991 Note Purchase Agreement.

	"1993 Senior Notes" - the promissory notes in the aggregate principal amount of $100,000,000 issued by the Borrower pursuant to the Senior Debt Indenture.

	"Obligations" - all indebtedness, payment obligations and liabilities of the
Borrower to the Banks, whether existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement, the Notes, the Agent's Fee Letter, in respect of Loans made or otherwise, or under other instruments at any time evidencing any thereof.

	"Officer's Certificate" - a certificate signed by any one of the President,
Treasurer or Chief Financial Officer (or comparable officer) of the Person on whose behalf the certificate is executed.

	"Original Credit Agreement" - see preamble.

	"Parent" - Illinois Central Corporation, a Delaware corporation which is the owner of all of the issued and outstanding capital stock of the Borrower.

	"PBGC" - the Pension Benefit Guaranty Corporation created by SECT. 4002 of ERISA and any successor entity or entities having similar responsibilities.

	"Person" - any individual, corporation, partnership, trust, unincorporated association, joint stock company or other legal entity or organization, and any government or agency or political subdivision thereof.

	"Rated Debt" - the 1993 Senior Notes.

	"RCRA" - see SECT. 5.18(a)(i).

	"Reemployment Period" - see SECT. 3.2(a).

	"Reference Bank(s)" - collectively, all of FNBB, BofA and The Chase Manhattan Bank, N.A., and individually, any of such Persons.

	"Relieved Track Materials" -the Borrower's surplus track materials resulting from the conversion from double track to single track main line.

	"Revolving Credit Commitment" - with respect to each Bank, the commitment of such Bank hereunder to make Standby Loans and participate in Letters of Credit hereunder as set forth on Schedule 1.1 attached hereto, as such Bank's Revolving Credit Commitment may be permanently terminated or reduced from time to time pursuant to the terms of this Agreement (subject to SECT. 14 hereof). The Revolving Credit Commitments shall automatically terminate
(subject to SECT. 2.14 hereof) on the Revolving Credit Commitment Termination Date.

	"Revolving Credit Commitment Amount" - the aggregate amount of Revolving Credit Commitments, as in effect from time to time.

	"Revolving Credit Commitment Percentage" - with respect to each Bank, the percentage set forth opposite its name on Schedule 1.1 attached hereto with respect to Standby Loans and Letters of Credit (as such percentage on such schedule is adjusted by the Administrative Agent from time to time to reflect assignments and reallocations made pursuant to SECTS. 3.1(d), 3.5(c) and 15 hereof).

	"Revolving Credit Commitment Termination Date" - that date upon which the Revolving Credit Commitments terminate, which shall be the earlier to occur of the following dates: (a) April 28, 2000, or (b) such other date on which the Revolving Credit Commitments terminate or are terminated pursuant to the terms of this Agreement.

	"SARA" - see SECT. 5.18(a)(i).

	"S&P" - Standard & Poors Corporation.

	"Senior Debt Indenture" - The Indenture, dated as of May 1, 1993, between the Borrower and FNBB, as Trustee, together with all the exhibits and schedules attached thereto, in the form thereof delivered to the Administrative Agent prior to the Effective Date, as in effect from time to time.

	"Standby Borrowing" - a borrowing consisting of simultaneous Standby Loans from each of the Banks.

	"Standby Loans" - the revolving credit loans made by the Banks to the Borrower pursuant to SECT. 2.1 hereof. Each Standby Loan shall be a Eurodollar Standby Loan, a C/D Rate Loan or a Base Rate Loan.

	"Start Date" - December 31, 1993.

	"Subsidiary" - in relation to any particular Person, any corporation, association or other business entity, a majority (by number of votes) of the outstanding voting stock of which is at the time owned or controlled by such Person, or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and which properly would be included in such Person's consolidated balance sheet.

	"Total Capitalization" - as at any date of determination, an amount equal to the sum of (a) Consolidated Funded Debt plus (b) Consolidated Tangible Net Worth, in each case determined in accordance with Generally Accepted
Accounting Principles as of such date.

	"Type" - when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the Eurodollar Rate, the C/D Rate, the Base Rate and the Fixed Rate.

	(b)	All terms of an accounting character not specifically defined herein shall have the meanings assigned thereto by Generally Accepted Accounting
Principles.  Each reference herein to a particular Person (including, without limitation, the Administrative Agent and each Bank) shall include a reference to such Person's successors and permitted assigns.  The words
"herein", "hereof", "hereunder" and words of like import shall refer to this
Agreement as a whole and not to any particular Section or subdivision of this Agreement.

	SECT. 2.	THE LOANS AND LETTERS OF CREDIT.

	SECT. 2.1.	Commitments.  (a) Subject to the terms and conditions and
relying upon the representations and warranties herein set forth, each Bank agrees, severally and not jointly, to make Standby Loans to the Borrower, at any time and from time to time on and after the date hereof and until the Revolving Credit Commitment Termination Date, in an aggregate principal amount at any time outstanding not to exceed such Bank's Revolving Credit Commitment minus the amount by which the Competitive Loans outstanding at such time shall be deemed to have used such Revolving Credit Commitment pursuant to SECT. 2.16 hereof, minus such Bank's pro rata participation in Letters of Credit outstanding, subject, however, to the conditions that
(i) at no time shall (A) the sum of (x) the outstanding aggregate principal amount of all Standby Loans made by all Banks plus (y) the outstanding aggregate principal amount of all Competitive Loans made by all Banks plus
(z) the aggregate Maximum Drawing Amount of all Letters of Credit outstanding exceed (B) the Revolving Credit Commitment Amount and (ii) at all times the outstanding aggregate principal amount of all Standby Loans made by each Bank shall equal such Bank's Revolving Credit Commitment Percentage of the outstanding aggregate principal amount of all Standby Loans made pursuant to SECT. 2.6 hereof.

The Revolving Credit Commitment Amount may be terminated or reduced from time to time pursuant to this SECT. 2.1. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow hereunder, on and after the Effective Date and prior to the Revolving Credit Commitment Termination
Date, subject to the terms, conditions and limitations set forth herein.

	(b)	The Borrower may at any time prior to the Revolving Credit Commitment
Termination Date, (i) terminate the Revolving Credit Commitments in full by giving three Business Days' prior written notice thereof to the
Administrative Agent, repaying in full the Notes, and depositing with the
Administrative Agent in pledge, as provided in SECT. 10 hereof, cash or other readily marketable securities acceptable to the Administrative Agent in an amount equal to the aggregate Maximum Drawing Amount of all Letters of Credit then outstanding pursuant to pledge agreements in form and substance satisfactory to the Administrative Agent, as collateral security for the
Obligations hereunder (which agreements shall provide that upon the expiration of each Letter of Credit, cash in an amount equal to the undrawn portion of the Maximum Drawing Amount of such Letter of Credit shall be returned to the Borrower, provided that no amounts that have been drawn remain unreimbursed by the Borrower), or (ii) reduce the Revolving Credit
Commitment Amount in part by $5,000,000 or a larger integral multiple of
$1,000,000 by giving three Business Days' prior written notice thereof to the Administrative Agent, repaying the amount, if any, by which the sum of the aggregate unpaid principal amount of all Loans outstanding plus the aggregate Maximum Drawing Amount of all Letters of Credit outstanding exceeds the then reduced Revolving Credit Commitment Amount, together with all interest accrued on principal amounts repaid, and, as necessary, depositing with the Administrative Agent, as described above, collateral in the amount, if any, by which the aggregate Maximum Drawing Amount of all
Letters of Credit then outstanding exceeds the then reduced Revolving Credit
Commitment Amount, provided that in no event shall the Revolving Credit
Commitment Amount be reduced to an amount less than $15,000,000 unless it is terminated pursuant to this SECT. 2.1(b) and, provided further that no such reduction shall be made which would reduce the Revolving Credit Commitment
Amount to an amount less than the aggregate principal amount of the
Competitive Loans outstanding.  The Administrative Agent shall promptly notify each Bank of the contents of each notice concerning the Revolving
Credit Commitments.  Upon the effective date of any such reduction, the amount of each Bank's Revolving Credit Commitment shall be reduced pro rata.
Subject to the provisions of SECT. 3.2 hereof, any termination or reduction may be effected by the Borrower without penalty.  No termination of the
Revolving Credit Commitments or reduction of the Revolving Credit Commitment
Amount shall be subject to reinstatement.

	(c)	The aggregate principal amount of all Loans outstanding on the Revolving
Credit Commitment Termination Date, plus all accrued and unpaid interest thereon, shall be due and payable in full on such date.

	SECT. 2.2. Notes; Repayment of Loans. (a) The obligation of the Borrower to repay the Loans made pursuant to this Agreement and to pay interest thereon, as set forth in this Agreement, shall be evidenced by separate restated promissory notes of the Borrower substantially in the form of Exhibit A attached hereto with appropriate insertions (each, singly, a "Note", and collectively, the "Notes"), dated as of the Effective Date or the date the applicable payee Bank becomes a party to this Agreement, as the case may be, and payable to the order of such payee Bank in a principal amount stated to be the lesser of (i) the Revolving Credit Commitment Amount, or (ii) the aggregate principal amount of Loans at any time advanced by such payee Bank and outstanding hereunder. On or promptly after the occurrence of the Effective Date, each of the applicable Banks shall return to the Borrower the Note issued by the Borrower to such Bank under the Original Credit
Agreement for cancellation.

	(b)	The Borrower agrees to pay the outstanding principal balance of each
Standby Loan on the Revolving Credit Commitment Termination Date.  The
Borrower agrees to pay the outstanding balance of each Competitive Loan on the last day of the Interest Period applicable to such Competitive Loan and on the Revolving Credit Commitment Termination Date.  Each Loan shall bear interest from the date of the Borrowing of which such Loan is a part on the outstanding principal balance thereof as set forth in SECT. 2.9 hereof.

	(c)	Each Bank shall, and is hereby authorized by the Borrower to, maintain, in accordance with its usual practice, records evidencing the indebtedness of the Borrower to such Bank hereunder from time to time, including the amounts and Types of and the Interest Periods applicable to the Loans made by such Bank from time to time and the amounts of principal and interest paid to such Bank from time to time in respect of such Loans.

	(d)	The entries made in the records maintained pursuant to paragraph (c) of this SECT. 2.2 and in the Bank List maintained by the Administrative Agent pursuant to SECT. 15(c) hereof shall be prima facie evidence of the existence and amounts of the obligations of the Borrower to which such entries relate;
provided, however, that the failure of any Bank or the Administrative Agent to maintain or to make any entry in such records or the Bank List, as applicable, or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

	SECT. 2.3.	Prepayments.  (a) The Borrower shall have the right at any time prior to the Revolving Credit Commitment Termination Date to prepay any
Standby Borrowing, without premium or penalty (except as provided in clause
(B) below), in whole or in part, together with accrued interest to the date of prepayment on the principal amount prepaid, upon not less than three
Business Days' written, telegraphic or telephonic notice to the
Administrative Agent, provided that (A) each partial prepayment shall be in the aggregate principal amount of $5,000,000 or a larger integral multiple of
$1,000,000, and (B) if any prepayment or any repayment of any Eurodollar
Standby Loan or C/D Rate Loan shall be made on any day other than the applicable Interest Period Termination Date, the Borrower shall indemnify the
Banks against any loss, cost or expense incurred as a result of such prepayment or repayment in accordance with the provisions of SECT. 3.2 hereof.
The Administrative Agent shall promptly notify each Bank of the contents of each prepayment notice.  Subject to the borrowing limitations set forth in
SECT. 2.1(a) hereof, amounts prepaid prior to the Revolving Credit Commitment
Termination Date may be reborrowed.  The Borrower shall not have any right to prepay any Competitive Borrowing.

	(b)	If at any time prior to the Revolving Credit Commitment Termination Date the sum of the aggregate principal amount of all Loans outstanding plus the aggregate Maximum Drawing Amount of all Letters of Credit outstanding exceeds the Revolving Credit Commitment Amount, the Borrower shall immediately make such payments of principal of the Loans (for application first to Standby
Loans, then to Competitive Loans) to the Administrative Agent for the
accounts of the Banks in the amount of such excess, together with all interest accrued on such principal amounts repaid; and, if after giving effect to such repayments of the Loans the aggregate Maximum Drawing Amount of Letters of Credit outstanding then exceeds the Revolving Credit Commitment
Amount, the Borrower then shall immediately deposit with the Administrative
Agent, as collateral security for the Obligations pursuant to pledge agreements satisfactory in form and substance to the Administrative Agent, cash in the amount of such excess portion (if any) of such Maximum Drawing
Amount.  In addition to all other payments required by this SECT. 2.3(b), in the event of any reduction of the Revolving Credit Commitment Amount pursuant to SECT. 2.1(b) hereof, the Borrower shall pay to the Administrative Agent, for the accounts of the Banks, the Facility Fee accrued to the effective date of each such reduction on the amount of such reduction, as well as the full indemnity required, in the case of a prepayment of Eurodollar Loans and C/D
Rate Loans, by the provisions of SECT. 3.2 hereof.

	(c)	Each partial prepayment of Standby Loans made pursuant to this SECT. 2.3 shall be allocated among all of the Banks in proportion (as nearly as practicable) to the respective unpaid principal amount of each Bank's Standby
Loans, with adjustments to the extent practical to equalize any prior payments not exactly in proportion.

	SECT. 2.4.	Loans.  (a)  Each Standby Loan shall be made as part of a
Borrowing consisting of Loans made by the Banks ratably in accordance with their Revolving Credit Commitments. Each Standby Loan shall be made in accordance with the procedures set forth in SECT. 2.6 hereof and each Competitive Loan shall be made in accordance with the procedures set forth in SECT. 2.5 hereof. The Loans comprising any Borrowing shall be (i) in the case of Competitive Loans, in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) in the case of Standby Loans, in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

	(b)	Each Competitive Borrowing shall be comprised entirely of Eurodollar
Competitive Loans or Fixed Rate Loans and each Standby Borrowing shall be comprised entirely of Eurodollar Standby Loans, C/D Rate Loans or Base Rate
Loans, as the Borrower may request pursuant to SECT. 2.5 or SECT. 2.6 hereof, as applicable.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than ten separate Eurodollar Standby Loans and C/D Rate Loans of any Bank
being outstanding hereunder at any one time.  For purposes of the foregoing,
Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

	(c)	Subject to SECT. 2.7 hereof, each Bank shall make each Loan to be made by it hereunder on the proposed date of Borrowing thereof by wire transfer of immediately available funds to the Administrative Agent at its Head Office, not later than 1:00 p.m., Boston time, and upon satisfaction of the applicable conditions set forth in this Agreement and upon receipt from the
Banks of the amount to be advanced by such Banks, on the date of the proposed Borrowing, the Administrative Agent shall credit the amounts so received in immediately available funds to the Borrower's account maintained with the Administrative Agent at the Head Office.  Competitive Loans shall be made by the Bank or Banks whose Competitive Bids therefor are accepted pursuant to SECT. 2.5 hereof, in the amounts so accepted and Standby Loans shall be made by the Banks pro rata in accordance with SECT. 2.16 hereof.
Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the
Administrative Agent such Bank's portion of such Borrowing, the
Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have made such portion available to the Administrative Agent, such Bank and the
Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the
Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Effective
Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Bank's Loan as part of such
Borrowing for purposes of this Agreement.

	(d)	Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit
Commitment Termination Date.

	SECT. 2.5.	Competitive Bid Procedure.  (a)  In order to request Competitive
Bids, the Borrower shall hand deliver or telecopy (or communicate by telephone with prompt confirmation in writing) to the Competitive Bid Agent
(with a copy to the Administrative Agent if different than the Competitive
Bid Agent) a duly completed Competitive Bid Request in the form of Exhibit
B-l attached hereto, to be received by the Competitive Bid Agent (and the
Administrative Agent if different than the Competitive Bid Agent), (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., Boston time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., Boston time, one Business Day before a proposed Competitive Borrowing.  No C/D Rate Loan or Base Rate Loan shall be requested in, or made pursuant to, a Competitive
Bid Request.  A Competitive Bid Request that does not conform substantially to the format of Exhibit B-1 attached hereto may be rejected in the
Competitive Bid Agent's sole discretion, and the Competitive Bid Agent shall promptly notify the Borrower of such rejection by telecopier (or by telephone with prompt confirmation in writing).  Such request shall in each case refer to this Agreement and specify (w) whether the Borrowing then being requested is to be a Eurodollar Competitive Borrowing or a Fixed Rate
Borrowing, (x) the date of such Borrowing (which shall be a Business Day),
(y) the aggregate principal amount thereof which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000, and (z) the Interest Period with respect thereto (which may not end after the
Revolving Credit Commitment Termination Date).  Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Competitive
Bid Agent shall invite by telecopier (in the form set forth in Exhibit B-2 attached hereto) the Banks to bid, on the terms and conditions of this
Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

	(b)	Each Bank may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request.  Each Competitive
Bid by a Bank must be received by the Competitive Bid Agent via telecopier, in the form of Exhibit B-3 attached hereto, (i) in the case of a Eurodollar
Competitive Borrowing, not later than 10:00 a.m., Boston time, three Business
Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed
Rate Borrowing, not later than 10:00 a.m., Boston time, on the day of a proposed Competitive Borrowing.  Multiple bids will be accepted by the
Competitive Bid Agent.  Competitive Bids that do not conform substantially to the format of Exhibit B-3 may be rejected by the Competitive Bid Agent, and the Competitive Bid Agent shall notify the Bank making such nonconforming bid of such rejection as soon as practicable.  Each Competitive Bid shall refer to this Agreement, give the identity of the Bank making the bid, and specify
(x) the principal amount (which shall be in a minimum principal amount of
$5,000,000 and in an integral multiple of $1,000,000 and which may equal, but not exceed, the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Bank is willing to make to the Borrower, (y) the Competitive Bid Rate or Rates at
which the Bank is prepared to make the Competitive Loan or Loans and (z) the
Interest Period and the last day thereof.  If any Bank shall elect not to make a Competitive Bid, such Bank shall so notify the Competitive Bid Agent by telecopier (i) in the case of Eurodollar Competitive Loans, not later than
 10:00 a.m., Boston time, three Business Days before a proposed Competitive
Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 10:00
a.m., Boston time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Bank to give such notice shall not cause such
Bank to be obligated to make any Competitive Loan as part of such Competitive
Borrowing.  A Competitive Bid submitted by a Bank pursuant to this paragraph
(b) shall be irrevocable.  Each Competitive Bid may be greater than the
Revolving Credit Commitment of the Bank giving the bid but may not exceed the
 Revolving Credit Commitment Amount less (i) all outstanding Loans and (ii)
the aggregate Maximum Drawing Amount of all Letters of Credit outstanding.

	(c)	The Competitive Bid Agent shall promptly notify the Borrower by telecopier (or by telephone promptly confirmed in writing by telecopier) of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Bank that made each Competitive Bid. The Competitive Bid Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this SECT. 2.5.

	(d)	The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above.  The Borrower shall notify the
Competitive Bid Agent by telephone, confirmed by telecopier in the form of a
Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the Competitive Bids referred to in paragraph (c) above, (x) in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m., Boston time, three Business Days before a proposed
Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., Boston time, on the day of the proposed Competitive
Borrowing; provided, however, that (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in paragraph (c) above, (ii) the Borrower shall not accept a
Competitive Bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a Competitive Bid made at a lower Competitive Bid Rate,
(iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid
Request, (iv) if the Borrower shall accept a Competitive Bid or Competitive
Bids made at a particular Competitive Bid Rate but the amount of such
Competitive Bid or Competitive Bids shall cause the total amount of
Competitive Bids to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such Competitive Bid or Competitive Bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple Competitive Bids at such
Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a
Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than
$5,000,000 because of the provisions of clause (iv) above, such Competitive
Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower.  A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.

	(e)	The Competitive Bid Agent shall promptly notify each bidding Bank whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Competitive
Bid Agent, and each successful bidding Bank will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive
Loan in respect of which its Competitive Bid has been accepted.  The
Competitive Bid Agent shall also promptly notify the Administrative Agent
(if different than the Competitive Bid Agent) of the Competitive Bids that have been accepted, the amounts thereof and the Competitive Bid Rates applicable thereto.

	(f)	If the Competitive Bid Agent shall elect to submit a Competitive Bid in its capacity as a Bank, it shall submit such bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other Banks are required to submit their bids to the Competitive Bid Agent pursuant to paragraph (b) above.  The Competitive Bid Agent will in no event disclose the terms of any Bank's Competitive Bid to any other Bank; provided that following the acceptance or rejection of Competitive Bids submitted in response to any Competitive Bid Request, the Competitive Bid Agent may at
the request of any Bank disclose information as to the range of the
Competitive Bid Rates at which Competitive Bids were submitted or accepted.

	(g)	All notices required by this SECT. 2.5 shall be given in accordance with SECT. 18 hereof.

	SECT. 2.6.	Standby Borrowing Procedures.  In order to request a Standby
Borrowing, the Borrower shall hand deliver or telecopy (or communicate by telephone with prompt confirmation in writing) to the Administrative Agent a duly completed notice of a Standby Borrowing (a "Borrowing Notice") (a) in the case of a Eurodollar Standby Borrowing or a C/D Rate Borrowing, not later than 11:00 a.m., Boston time, three Business Days before a proposed
Borrowing, and (b) in the case of a Base Rate Borrowing, not later than
10:00 a.m., Boston time, on the day of a proposed Borrowing.  Each Borrowing
Notice shall be irrevocable and shall in each case specify (i) whether the
Standby Borrowing then being requested is to be a Eurodollar Standby
Borrowing, a C/D Rate Borrowing or a Base Rate Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof, which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000; and (iii) if such Borrowing is to be a Eurodollar
Standby Borrowing or a C/D Rate Borrowing, the Interest Period with respect thereto.  If no election as to the Type of Borrowing is specified in any such Borrowing Notice, then the requested Borrowing shall be a Base Rate
Borrowing.  If no Interest Period with respect to any Eurodollar Standby
Borrowing or C/D Rate Borrowing is specified in any such Borrowing Notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Standby Borrowing, or 30 days'
duration, in the case of a C/D Rate Borrowing.  The Administrative Agent shall promptly advise the Banks of any notice given pursuant to this
SECT. 2.6 and of each Bank's portion of the requested Borrowing.

	SECT. 2.7.  Method of Certain Prepayments and Repayments.  The Borrower may
prepay any Standby Loan in accordance with SECT. 2.3(a) hereof with the proceeds of a Competitive Borrowing or repay any Competitive Loan in accordance with SECT. 2.2(b) hereof with the proceeds of a Standby Borrowing;
provided, however, that (i) if the principal amount extended by a Bank in such Borrowing is greater than the principal amount extended by such Bank in the Borrowing being prepaid, in the case of Standby Loans, or repaid, in the case of Competitive Loans, then such Bank shall pay such difference to the
Administrative Agent for distribution to the Banks described in (ii) below,
(ii) if the principal amount extended by a Bank in the Borrowing being prepaid, in the case of Standby Loans, or repaid, in the case of
Competitive Loans, is greater than the principal amount being extended by such Bank in such Borrowing, the Administrative Agent shall return the difference to such Bank out of amounts received pursuant to (i) above, and
(iii) to the extent any Bank fails to pay the Administrative Agent amounts due from it pursuant to (i) above, any Loan or portion thereof being prepaid, in the case of Standby Loans, or repaid, in the case of Competitive Loans with such amounts shall not be deemed so prepaid or repaid, as applicable, in accordance with SECT. 2.3(a) or SECT. 2.2(b) hEreof, as applicable, and, in each case, shall be payable by the Borrower at the applicable time provided for in this Agreement.

	SECT. 2.8.	Conversion and Continuation of Standby Borrowings.  The
Borrower shall have the right at any time upon prior irrevocable notice
(a "Conversion Notice") to the Administrative Agent (i) not later than 10:00 a.m., Boston time, on the Business Day of the proposed conversion, to convert any Eurodollar Standby Borrowing or C/D Rate Borrowing into a Base
Rate Borrowing, and (ii) not later than 11:00 a.m., Boston time, three
Business Days prior to conversion or continuation, to convert any Base Rate Borrowing or Eurodollar Standby Borrowing into a C/D Rate Borrowing or to convert any Base Rate Borrowing or C/D Rate Borrowing into a Eurodollar
Standby Borrowing or to continue any C/D Rate Borrowing as a C/D Rate
Borrowing or any Eurodollar Standby Borrowing as a Eurodollar Standby
Borrowing for an additional or different permissible Interest Period, subject in each case to the following:

	(a)	each conversion or continuation shall be made pro rata among the Banks in accordance with the respective principal amounts of the Standby Loans comprising the converted or continued Standby Borrowing;

	(b)	if less than all the outstanding principal amount of any Standby
Borrowing shall be converted or continued, the aggregate principal amount of any such Standby Borrowing converted or continued shall be an integral multiple of $1,000,000 and not less than $5,000,000;

	(c)	if any Eurodollar Standby Borrowing or C/D Rate Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the
Borrower shall pay, upon demand, any amounts due to the Banks pursuant to
SECT. 3.2 hereof; and

	(d)	no Interest Period may be selected for any Standby Borrowing that would end after the Revolving Credit Commitment Termination Date.

	Each notice pursuant to this SECT. 2.8 shall be by hand delivery or telecopier (or by telephone with prompt confirmation in writing), shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Standby Borrowing that the Borrower requests be converted or continued, (ii) whether such Standby Borrowing is to be converted to or continued as a Eurodollar Standby Borrowing, a C/D Rate Borrowing or a Base Rate Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Standby Borrowing is to be converted to or continued as a Eurodollar Standby Borrowing or a C/D
 Rate Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Standby Borrowing or a C/D Rate Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Standby Borrowing, or 30 days duration, in the case of a C/D Rate Borrowing. The Administrative Agent shall advise the other Banks of any notice given pursuant to this SECT. 2.8 and of each Bank's portion of any converted or continued Standby Borrowing. If the Borrower shall not have given notice in accordance with this SECT. 2.8 to continue any Standby Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this SECT. 2.8 to convert such Standby Borrowing), such Standby Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as a Base
Rate Borrowing.

	SECT. 2.9.	Interest on Loans.  (a)  Subject to the provisions of SECT. 2.10 hereof, the Loans comprising each Eurodollar Borrowing shall bear interest
(computed on the basis of the actual number of days elapsed over a year of
360 days) at a rate per annum equal to (i) in the case of each Eurodollar
Standby Loan, the Eurodollar Rate for the Interest Period in effect for such
Borrowing plus the Applicable Margin from time to time in effect and (ii) in the case of each Eurodollar Competitive Loan, the Eurodollar Rate for the
Interest Period in effect for such Borrowing plus the Margin offered by the
Bank making such Loan and accepted by the Borrower pursuant to SECT.2.5 hereof.

	(b)	Subject to the provisions of SECT. 2.10 hereof, the Loans comprising each C/D Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the C/D Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect.

	(c)	Subject to the provisions of SECT. 2.10 hereof, the Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days) at a rate per annum equal to the Base Rate in effect for such Borrowing plus the Applicable
 Margin from time to time in effect.

	(d)	Subject to the provisions of SECT. 2.10 hereof, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Bank making such Loan and accepted by the Borrower pursuant to SECT. 2.5 hereof.

	(e)	Interest on each Loan shall be payable in arrears on each Interest
Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable Eurodollar Rate, C/D Rate or Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrower and each Bank, as appropriate, of such determination.

	SECT. 2.10.	Interest on Overdue Amounts.  Overdue principal and (to the
extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder, whether Facility Fee, Agent's Fee or otherwise, shall bear interest compounded monthly and payable on demand at a rate per annum equal to 2% above the rate otherwise applicable to Base Rate
Loans, as such rate is in effect from time to time, until such amounts shall be paid in full (to the extent permitted by law, after as well as before judgment).

	SECT. 2.11.	Letters of Credit.  Subject to the terms and conditions set forth in this Agreement, upon written request of the Borrower to the
Administrative Agent with a copy to the Letter of Credit Bank in accordance with this SECT. 2.11, the Letter of Credit Bank agrees to issue, with pro rata participation by all of the Banks, at any time prior to the Revolving
Credit Commitment Termination Date, and subject to the satisfaction of the conditions precedent set forth in SECT. 7 hereof, Letters of Credit in such form as the Borrower and the Letter of Credit Bank may agree for the account of the Borrower, provided that at no time shall the aggregate Maximum Drawing
Amount of all Letters of Credit outstanding exceed $50,000,000, and provided further that at no time shall the sum of the aggregate principal amount of all
Loans outstanding plus the aggregate Maximum Drawing Amount of all Letters of
Credit outstanding exceed the Revolving Credit Commitment Amount.  Each such request shall be in writing and shall be received by the Administrative Agent for the benefit of the Letter of Credit Bank at least five Business Days prior to the proposed date of issuance.  The Administrative Agent shall promptly notify each Bank and the Letter of Credit Bank of the contents of each such request.  In addition, the Administrative Agent shall give written confirmation by telecopy to the Letter of Credit Bank no later than two
Business Days prior to the requested date of issuance of each Letter of
Credit as to the availability under the Letter of Credit facility herein to issue such Letter of Credit and shall enclose with such confirmation a copy of the notice requesting the issuance of such Letter of Credit received pursuant to SECT. 7.4 hereof.  The expiry dates, amounts and beneficiaries of the Letters of Credit will be as agreed by the Borrower and the Letter of
Credit Bank.  The Letter of Credit Bank shall send to the Administrative
Agent for distribution to the Banks copies of all Letters of Credit issued hereunder as soon as reasonably practicable after the issuance thereof.  The
Borrower may request, and the Letter of Credit Bank, upon terms and conditions approved by the Borrower, shall issue, with pro rata participation by all of the Banks, substitute Letters of Credit for outstanding Letters of
Credit to reflect reductions in the amount of the Borrower's obligations supported by such Letters of Credit.  Each Letter of Credit issued by the
Letter of Credit Bank hereunder shall identify:  (i) the dates of issuance and expiry of such Letter of Credit, (ii) the amount of such Letter of Credit
(which shall be a sum certain), (iii) the beneficiary and account party of such Letter of Credit, and (iv) the drafts and other documents necessary to be presented to the Letter of Credit Bank upon drawing thereunder.
No Letter of Credit issued hereunder shall expire after the earlier of
(A) the first anniversary of its date of issuance, or (B) the Revolving
Credit Commitment Termination Date.

	SECT. 2.12.	Effects of Drawings.  The Borrower hereby promises to pay the
Administrative Agent for the account of the Letter of Credit Bank in immediately available funds no later than the second Business Day after each drawing the amount of such drawing under Letters of Credit, plus interest thereon at an annual rate equal to the Base Rate plus the Applicable
Margin with respect to Base Rate Loans.  Each Bank agrees that on the third
Business Day after any such drawing, such Bank will immediately make available to the Administrative Agent for the account of the Letter of Credit
 Bank at the Administrative Agent's Head Office, in Federal or other immediately available funds, its ratable share of any such drawing, plus any interest which shall have accrued thereon, provided that each Bank's obligation shall be reduced by its pro rata share of any reimbursement by the
Borrower in respect of such drawing pursuant to this SECT. 2.12.  The obligation of the Borrower under this Agreement to reimburse the Letter of
Credit Bank in respect of drawings under Letters of Credit shall be
Obligations of the Borrower hereunder which shall be due and payable simultaneously with all other Obligations hereunder.  Section 2.13 hereof shall govern the Borrower's obligations with respect to drawings under
Letters of Credit.

	SECT. 2.13.	Letter of Credit Loan Obligations Absolute.  (a) The obligation of the Borrower to reimburse the Letter of Credit Bank as provided hereunder in respect of drawings under Letters of Credit shall rank pari passu with the obligation of the Borrower to repay the Loans hereunder, and shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, the Borrower's obligation to reimburse the
Letter of Credit Bank in respect of drawings under Letters of Credit shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such payment or the legality, validity, regularity or enforceability of the Letters of Credit or any other document whatsoever.  The Letter of Credit Bank may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented on or before the expiry date of the Letter of Credit, or any renewal or extension thereof then in effect.  Furthermore, neither the Letter of Credit Bank nor any of its correspondents shall be responsible, as to any document presented under a
Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of
Credit, or for failure of any person to note the amount of any draft on the reverse of the Letter of Credit.

	(b)	Any action, inaction or omission on the part of the Letter of Credit
Bank or any of its correspondents under or in connection with any Letter of
Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Borrower and shall not place the Letter of Credit
Bank or any of its correspondents under any liability to the Borrower, in the absence of (i) gross negligence or willful misconduct by the Letter of Credit
Bank or its correspondents or (ii) the failure by the Letter of Credit Bank to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit.  The Letter of Credit Bank's rights, powers, privileges and immunities specified in or arising under this
Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.  All
Letters of Credit issued hereunder will, except to the extent otherwise expressly provided, be governed by the Uniform Customs and Practice for
Documentary Credits (1993 Revision), International Chamber of Commerce,
Publication No. 500, and any subsequent revisions thereof.

	SECT. 2.14.	Banks' Obligations in Respect of Letters of Credit.  Each Bank
agrees with the Letter of Credit Bank and the other Banks that its obligation to participate in Letters of Credit and to reimburse the Letter of Credit
Bank for its ratable share of all drawings under Letters of Credit as provided in SECT. 2.12 hereof shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the
Letter of Credit Bank), including, without limitation:

	(a)	any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein;

	(b)	the existence of any Default or Event of Default, or the termination of the Revolving Credit Commitments pursuant to SECT. 10 in connection with any
Event of Default; or

	(c)	any change of any kind whatsoever in the financial position or creditworthiness of the Borrower.

	SECT. 2.15.	Existing Letters of Credit.  The Borrower agrees that with
respect to each letter of credit listed and described on Schedule 2.15 attached hereto, for the period commencing on the Effective Date and ending on the first to occur of the expiration, undrawn, of such letter of credit or the date all reimbursement obligations with respect to such letter of credit have been satisfied in full, such letter of credit shall be a Letter of Credit for all purposes of this Agreement, and the Borrower hereby affirms its liability with respect to the reimbursement obligations thereunder as provided herein. The Borrower hereby promises to pay to the Administrative
Agent on the Effective Date for the respective accounts of the applicable
Letter of Credit Bank and those applicable Banks who were parties to the Original Credit Agreement, their applicable portions of all Letter of Credit
Fees (as defined in the Original Credit Agreement) which have accrued under the Original Credit Agreement up to and including the day prior to the Effective Date. The Borrower hereby further agrees that from and after the Effective Date the Letter of Credit Fees payable with respect to each letter of credit listed and described on Schedule 2.15 attached hereto shall be calculated and payable in accordance with SECT. 3.9 hereof. The Banks hereunder affirm their pro rata participation in all such Letters of Credit.

	SECT. 2.16.	Pro Rata Treatment.  Except as required under SECT. 2.17 or
SECT. 3.3 hereof, each Standby Borrowing, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby
Loans, each payment of the Facility Fee, each reduction of the Revolving
Credit Commitments and each refinancing of any Borrowing with a Standby
Borrowing of any Type, shall be allocated pro rata among the Banks in accordance with their respective Revolving Credit Commitments (or, if such
Revolving Credit Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby
Loans).  Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Banks participating in such Borrowing in accordance with the respective principal amounts of their outstanding
Competitive Loans comprising such Borrowing.  Each payment of interest on any
Competitive Borrowing shall be allocated pro rata among the Banks participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing.  For purposes of determining the available Revolving Credit
Commitments of the Banks at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Revolving Credit Commitments of the
Banks (including those Banks which shall not have made Loans as part of such
Competitive Borrowing) pro rata in accordance with such respective Revolving
Credit Commitments.  Each Bank agrees that in computing such Bank's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Bank's percentage of such Borrowing to the next higher or lower whole dollar amount.

	SECT. 2.17. Existing Loans. On and as of the Effective Date, all Loans and unpaid reimbursement obligations in respect of Letters of Credit (in each case, if any) outstanding under (and as defined in) the Original Credit Agreement shall be paid in full, together with all interest accrued and unpaid thereon. The Borrower hereby promises to pay to the Administrative
Agent on the Effective Date, for the accounts of the applicable Banks entitled thereto, the Facility Fee (as defined in the Original Credit Agreement) accrued to the Effective Date.

	SECT. 2.18. Interim Loan Limitation. Notwithstanding any provisions to the contrary elsewhere contained in this Agreement, in no event shall the sum of the aggregate principal amount of all Loans outstanding plus the aggregate Maximum Drawing Amount of all Letters of Credit outstanding exceed $150,000,000 until such time as the Borrower shall have redeemed and paid, after giving effect to any substantially concurrent Borrowing hereunder and the application of the proceeds therefrom to such redemption and payment, in full the 1991 Senior Notes, together with all accrued interest and other amounts relating hereto, and the Administrative Agent shall have received such evidence thereof as it shall have reasonably requested. If at any time prior to the redemption and payment in full of the 1991 Senior Notes the sum of the aggregate principal amount of all Loans outstanding plus the aggregate Maximum Drawing Amount of all Letters of Credit outstanding exceeds $150,000,000, the Borrower shall immediately make such payments of principal of the Loans (for application first to Standby Loans, then to Competitive
Loans) to the Administrative Agent for the accounts of the Banks in the amount of such excess, together with all interest accrued on such principal amounts repaid; and, if after giving effect to such repayments of the Loans the aggregate Maximum Drawing Amount of Letters of Credit outstanding then exceeds $150,000,000, the Borrower then shall immediately deposit with the Administrative Agent, as collateral security for the Obligations pursuant to pledge agreements satisfactory in form and substance to the Administrative Agent, cash in the amount of such excess portion (if any) of such Maximum Drawing Amount.

	SECT. 3.	CERTAIN GENERAL PROVISIONS AND FEES.

	SECT. 3.1.	Additional Costs and Expenses.  (a) Anything herein to the
contrary notwithstanding and without duplication of any other amounts payable hereunder, if, after (x) the Effective Date, in the case of any Standby Loan or any obligation to make Standby Loans or (y) the date of the related Competitive Bid, in the case of any Competitive Loan, any change in any present law or any future applicable law (which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any of the Banks or the Administrative Agent by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall:

	(i)	materially change the basis of taxation of payments to any Bank of the principal of, interest on or any other amounts payable in respect of the
Eurodollar Loans or C/D Rate Loans or Fixed Rate Loans (except for changes in the rate of any franchise tax or other tax on the overall net income of such Bank imposed by the jurisdiction(s) under the laws of which such Bank is organized, maintains a principal office, or maintains a Lending Office or any subdivision thereof; or

	(ii)	impose or increase or render applicable any special deposit or reserve or similar requirement (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans and commitments to lend Eurodollar Loans or C/D Rate Loans or Fixed Rate Loans hereunder by an office of any Bank; or

	(iii)	impose on any Bank any other condition or requirement with respect to this Agreement, such Bank's commitment or such Bank's portion of the
Eurodollar Loans or C/D Rate Loans or Fixed Rate Loans or any class of loans of which any of the Eurodollar Loans or C/D Rate Loans or Fixed Rate Loans
form a part, and the result of any of the foregoing is

		(A)	to increase the cost to any Bank attributable to the making, funding or maintaining of Eurodollar Loans or C/D Rate Loans or Fixed Rate Loans; or

		(B)	to reduce the amount of principal, interest or other amount with respect to Eurodollar Loans or C/D Rate Loans or Fixed Rate Loans payable to any Bank hereunder;

then, and in each such case, to the extent such cost or reduction is not reflected in determining the interest rate applicable to Eurodollar Loans or C/D Rate Loans or Fixed Rate Loans, the Borrower will, within 30 days after demand made by such Bank at any time and from time to time as often as the occasion therefor may arise, pay to such Bank such additional amounts as will be sufficient, in the good faith opinion of such Bank, to compensate such Bank for such additional cost or reduction.

	(b)	If, after (x) the Effective Date, in the case of any Standby Loan or any obligation to make Standby Loans or (y) the date of the related Competitive
Bid, in the case of any Competitive Loan, any change in any present law or governmental rule, regulation, policy, guideline (including, without limitation, any change in the risk-based capital guidelines set forth in the
Federal Register, Vol. 4, No. 17, dated January 27, 1989) or directive
(whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction, or any future law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction, imposes or increases or renders applicable any requirement regarding capital adequacy (whether or not having the force of law), or otherwise affects the amount of capital required to be maintained by any Bank or any corporation controlling any Bank
 (or the amount of capital that a court or governmental authority with appropriate jurisdiction expects any such Bank or corporation to maintain)
and such Bank in good faith determines that the amount of such capital required is increased by or based upon the existence of the credit facilities or commitments established hereunder or any Loans made pursuant hereto or upon agreements or loans of the type contemplated hereby, then such Bank may notify the Borrower of such fact.  To the extent that the costs of such increased capital requirements are not reflected in the Base Rate, Eurodollar Rate, C/D
Rate, or Fixed Rate, as applicable, the Borrower and such Bank shall thereafter attempt to negotiate in good faith an adjustment to the compensation payable hereunder which will adequately compensate such Bank in light of these circumstances.  If the Borrower and such Bank are unable to agree to such adjustment within 30 days of the day on which the Borrower receives such notice, then commencing on the effective date of any such change, the fees payable hereunder shall increase by an amount certified to the Borrower pursuant to SECT. 3.4 hereof which will, in such Bank's reasonable determination, provide adequate compensation, provided that the
Borrower shall not be liable (pursuant to either SECT. 3.1(a) or SECT. 3.1(b)
hereof) to any Bank for any costs incurred more than 90 days prior to receipt by the Borrower of the notice from such Bank referred to in such sections.

	(c)	If any Bank has demanded compensation under SECT.3.1(a), the Borrower may, by giving at least five Business Days' prior notice to such Bank through the Administrative Agent, elect to convert all C/D Rate Loans or Eurodollar
Loans or Fixed Rate Loans, as the case may be, lent by such Bank into Base
Rate Loans or into Eurodollar Loans or C/D Rate Loans or Fixed Rate Loans
(whichever Type is not affected by the circumstances giving rise to such demand for compensation) having an Interest Period equal to that of the
Eurodollar Loan or C/D Rate Loan or Fixed Rate Loan then outstanding and affected by such election, unless and until such Bank notifies the Borrower that such circumstances no longer apply.

 (d)	Within 30 days after (i) any Bank has demanded compensation from the
Borrower pursuant to either SECT. 3.1(a) or SECT. 3.1(b) hereof, or (ii) the Borrower is required to make a deduction or withholding for the account of any Bank pursuant to SECT. 3.5(c) hereof, or (iii) there shall have occurred a change in law with respect to any Bank as a consequence of which it shall have become unlawful for such Bank to make a Loan on the date of any applicable Borrowing, as described in SECT. 7.3 hereof (any such Bank described in the foregoing clauses (i), (ii) or (iii) is hereinafter referred to as an "Affected Bank"), the Borrower may request that the Non-Affected Banks acquire all, but not less than all, of the Affected Bank's outstanding Loans and assume all, but not less than all, of the Affected Bank's
Revolving Credit Commitment. If the Borrower so requests, the Non-Affected Banks may elect to acquire all or any portion of the Affected Bank's outstanding Loans and to assume all or any portion of the Affected Bank's Revolving Credit Commitment. If the Non-Affected Banks do not elect to acquire and assume all of the Affected Bank's outstanding Loans and Revolving Credit Commitment, the Borrower may designate a replacement bank or banks, which must be satisfactory to the Administrative Agent, to acquire and assume that portion of the outstanding Loans and Revolving Credit Commitment of the Affected Bank not being acquired and assumed by the Non-Affected
Banks. The provisions of SECT. 15 hereof shall apply to all reallocations pursuant to this SECT. 3.1(d), and the Affected Bank and any Non-Affected Banks and/or replacement banks which are to acquire the Loans and Revolving Credit Commitment of the Affected Bank shall execute and deliver to the Administrative Agent, in accordance with the provisions of SECT. 15 hereof, such Assignments and Acceptances and other instruments, including, without limitation, Notes, as are required pursuant to SECT. 15 to give effect to such reallocations. Any Non-Affected Banks and/or replacement banks which are to acquire the Loans and Revolving Credit Commitment of the Affected Bank shall be deemed to be Eligible Assignees for all purposes of SECT. 15. On the effective date of the applicable Assignments and Acceptances, the Borrower shall pay to the Affected Bank all interest accrued on its Loans up to but excluding such date, along with any fees payable to such Affected Bank hereunder up to but excluding such date.

	(e)	The provisions of SECT. 3.1(b) hereof concerning increased capital requirements shall apply to Letters of Credit issued hereunder.

	SECT. 3.2.	Indemnification.  If the Borrower shall at any time (a) repay or prepay or convert any principal of any Fixed Rate Loan, Eurodollar Loan or
C/D Rate Loan on a date other than the Interest Period Termination Date with respect thereto (as a consequence of acceleration pursuant to SECT. 10 hereof, a mandatory repayment or prepayment required hereunder, an optional prepayment, a conversion pursuant to SECT. 3.1(c) or otherwise), or (b) for any reason fail to borrow or convert a Fixed Rate Loan, Eurodollar Loan or C/D
Rate Loan on the date specified therefor in a Borrowing Notice or a
Conversion Notice delivered by the Borrower to the Administrative Agent
(whether as a result of a failure to satisfy any condition precedent set forth in SECT. 6 or SECT. 7 hereof, or otherwise), the Borrower shall indemnify the applicable payee Banks, on demand made by such Banks at any time and as often as the occasion therefor may arise, against all losses, costs or expenses which such Banks may at any time or from time to time incur as a consequence of such repayment, prepayment or failure to borrow.
The amount of such losses, costs or expenses shall be an amount equal to the remainder, if any, of:

	(i)	the total amount of interest which would otherwise have accrued hereunder on the principal so paid, not borrowed or converted at a rate equal to the interest rate which otherwise would have been applicable to such principal less the Applicable Margin during the period (the "Reemployment Period") (A) in the case of any such repayment or prepayment, beginning on the date of such payment and ending on the applicable Interest Period Termination Date of the Loan so paid, or (B) in the case of any such failure to borrow or convert, beginning on the date for the Borrowing or conversion that shall have been requested in the Borrowing Notice or the Conversion
Notice relating thereto and ending on the date that would have been the applicable Interest Period Termination Date of such Loan had such Borrowing or conversion been made; minus

	(ii)	an amount equal to the aggregate interest to be earned by the applicable payee Banks by reinvesting the amount prepaid, repaid or not borrowed or converted for the Reemployment Period at the yield to maturity on a United
States Treasury security selected by the Administrative Agent equal in amount to the amount prepaid, repaid or not borrowed or converted and having a maturity approximately equal to the Reemployment Period.

	SECT. 3.3.	Illegality or Impossibility.  Notwithstanding any other provision of this Agreement, if after the Effective Date (a) the introduction of, any change in, or any change in the interpretation of, any law or regulation applicable to any Bank shall make it unlawful, or any central bank or other governmental authority having jurisdiction thereof shall assert that it is unlawful for such Bank to perform its obligations in respect of Eurodollar
Loans, or (b) if the Administrative Agent shall reasonably determine with respect to C/D Rate Loans or Eurodollar Rate Loans, that (i) by reason of circumstances affecting the Eurodollar interbank market, adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate which would otherwise be applicable during any Interest Period, or (ii) by reason of circumstances affecting the United States market in certificates of deposit, adequate and reasonable methods do not exist for ascertaining the C/D Rate which would otherwise be applicable during any Interest Period, or (iii) deposits of United States Dollars in the relevant amount for the relevant Interest Period are not available to one or more of the Reference
Banks in the Eurodollar interbank market, or (iv) certificates of deposit of the relevant amount and for the relevant Interest Period are not available to one or more of the Reference Banks in the United States market for certificates of deposits, or (v) the Eurodollar Rate does not or will not accurately reflect the cost to one or more of the Reference Banks of obtaining or maintaining the applicable Eurodollar Loan during any Interest
Period, or (vi) the C/D Rate does not or will not accurately reflect the cost to any one or more of the Reference Banks of obtaining or maintaining the applicable C/D Rate Loan during any Interest Period, then the Administrative
Agent shall promptly give telephonic, telex or cable notice of such determination to the Borrower and the Banks (which notice shall be conclusive and binding upon the Borrower and the Banks).  Before giving any notice to the Administrative Agent pursuant to this section, a Reference Bank shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  Upon such notification by the
Administrative Agent, the obligation of such affected Reference Bank and any other similarly affected Banks to make or maintain Eurodollar Loans and/or
C/D Rate Loans, as applicable, shall be suspended until the Administrative
Agent determines that such circumstances no longer exist, and such Bank's or
Banks' outstanding Eurodollar Loans and/or C/D Rate Loans shall continue to bear interest at the applicable interest rate until the next Interest Period
Termination Date if lawful (or, if such continued status is not lawful, until the date of receipt of such notification by the Borrower), and thereafter shall be deemed converted to Base Rate Loans in equal principal amounts.  In such event, all payments and prepayments of principal which otherwise would have been applied to repay such converted Loans of such Bank shall instead be applied to repay the Base Rate Loans resulting from such conversion.

	SECT. 3.4.	Bank Certificates.  A certificate signed by an officer of any
Bank or the Administrative Agent, setting forth any additional amount required to be paid by the Borrower to such Bank or to the Administrative
Agent for the accounts of the Banks under SECTS. 3.1 or 3.2 hereof and the basis therefor, shall be delivered by such Bank or the Administrative Agent to the Borrower in connection with each demand made at any time by such Bank or the Administrative Agent upon the Borrower under any of such sections, and each such certificate shall constitute conclusive evidence, in the absence of manifest error, of the additional amount required to be paid by the Borrower to such Bank or the Administrative Agent.  Each such certificate shall set forth in reasonable detail any reasonable averaging or attribution methods used by such Bank in connection with the calculation of such additional amount.  A claim by any Bank or the Administrative Agent for all or any part of any additional amount required to be paid by the Borrower under SECTS. 3.1 or 3.2 hereof may be made at any time and from time to time as often as the occasion therefor may arise.

	SECT. 3.5.	Payments to be Free of Deductions.  (a) All payments by the
Borrower to any Bank or the Administrative Agent under this Agreement shall be made without set-off or counterclaim, and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein
(excluding, in the case of each Bank and the Administrative Agent, such taxes (including income taxes and franchise taxes) as are imposed on net income by the jurisdictions under the laws of which such Bank or the
Administrative Agent, as the case may be, is organized, maintains a principal office, or maintains a lending office for purposes of the Loans under this
Agreement (a "Lending Office") or any subdivision thereof), unless the
Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it to any Bank or the Administrative Agent hereunder, the Borrower will pay to such Bank or the Administrative Agent on the date on which such amount becomes due and payable hereunder and in United States dollars, such additional amount as shall be necessary to enable such Bank or the
Administrative Agent, as the case may be, to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower, provided that the Borrower shall not be obligated to make such payment for the account of any Bank or the Administrative Agent, as the case may be, if (i) such Bank or the Administrative Agent, as the case may be, has failed to comply with SECT. 3.5(b) hereof, or (ii) such Bank or the Administrative Agent, as the case may be, is not at any time entitled to exemption from deduction or withholding of United States Federal income tax for any reason other than a change in United States law or regulations or any applicable tax treaty after compliance with SECT. 3.5(b) hereof.  If the
Borrower shall be required by law to make such deduction or withholding, the Borrower will timely do so and promptly thereafter deliver to the
Administrative Agent tax receipts or other appropriate evidence of payment.

	(b)	Each Bank (including the Administrative Agent) that is not incorporated under the laws of the United States or a state thereof agrees that (to the extent it has not already done so prior to the Effective Date) it will deliver to the Borrower on the Effective Date in the case of each Bank listed on the signature pages hereof, and in the case of each other Bank
(including the Administrative Agent) which becomes a party hereto pursuant to SECT. 15 hereof after the date upon which such Bank becomes a party hereto, two duly completed and accurate originals of a valid United States
Internal Revenue Service Form 4224 or Form 1001 or any successor form thereto (or such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation)
indicating that such Bank is entitled to receive all payments under this
Agreement, including fees, without deduction or withholding of any United
States federal income taxes.  Subject to any change in applicable laws or regulations after the Effective Date in the case of each Bank
(including the Administrative Agent) listed on the signature pages hereof, and in the case of each other Bank (including the Administrative Agent)
which becomes a party hereto pursuant to SECT. 15 hereof after the date upon which such Bank becomes a party hereto, such Bank undertakes to deliver to the Borrower two duly completed and accurate originals of Form 1001 or
Form 4224, or successor form (or such other forms or similar documentation as may be required from time to time by any applicable law, treaty rule or regulation), on or before the date that any such form expires or becomes obsolete (including as a result of a change of a Lending Office or principal office, place of incorporation or fiscal residence), indicating that such Bank is entitled to receive all payments under this Agreement without deduction or withholding of any United States federal income taxes.

	(c)	If the Borrower is or will be required to pay additional amounts to any
Bank or the Administrative Agent pursuant to SECT. 3.5 (a) hereof, then such
Bank shall, upon the Borrower's request, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to change its Lending
Office so as to reduce or eliminate any such additional payment which may thereafter accrue if, in each case, such change, in the sole, good faith judgment of such Bank, can be made so that such Bank suffers no resulting legal, economic, or regulatory burden or disadvantage.

	(d)	If the Borrower is required to make a deduction or withholding for the account of a Bank pursuant to SECT. 3.5(a) hereof, the Borrower may replace such Bank in accordance with the terms of SECT. 3.1(d) hereof.

	SECT. 3.6.	Interest Limitation.  Notwithstanding any other term of this
Agreement or the Notes or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under any Note shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of SECT. 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement or the Notes or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this section.

	SECT. 3.7.	Facility Fee.  For the period commencing on the Effective Date and ending on the Revolving Credit Commitment Termination Date, the Borrower
promises to pay to the Administrative Agent, for the accounts of the Banks in accordance with their Revolving Credit Commitment Percentages, a facility fee at a rate per annum equal to the applicable rate for the Facility Fee set forth in the definition of the Applicable Margin as in effect from time to time during each calendar quarter on the daily average amount during each calendar quarter or portion thereof of the Revolving Credit Commitment
Amount, whether used or unused (and whether or not the conditions set forth in SECT. 7 hereof shall have been satisfied) (the "Facility Fee").  The
Facility Fee shall be payable quarterly in arrears on the first day of each
January, April, July and October of each year for the immediately preceding calendar quarter or portion thereof then ended, commencing on July 1, 1995, with a final payment on the Revolving Credit Commitment Termination Date.

	SECT. 3.8.	Agent's Fee and Arrangement Fee.  The Borrower promises to pay to the Administrative Agent for its own account an agent's fee (the "Agent's
Fee") in the amounts and at the times provided in that certain letter agreement, dated as of the date hereof, between the Borrower and the
Administrative Agent (the "Agent's Fee Letter").  The Borrower promises to pay to the Co-Agent for its own account an arrangement fee in the amount and at the time provided in that certain letter agreement, dated as of the date hereof, between the Borrower and the Co-Agent (the "Arrangement Fee
Letter").

 SECT. 3.9.	Letter of Credit Fee.  The Borrower shall pay to the
Administrative Agent for the account of the Letter of Credit Bank a fee in respect of each Letter of Credit issued by it pursuant to SECT. 2.11 hereof calculated at the rate of .125% per annum on the daily average Maximum Drawing Amount of each such Letter of Credit, payable quarterly in arrears during the term of such Letter of Credit, commencing upon the last day of the quarter in which such Letter of Credit was issued, and upon the Revolving
 Credit Commitment Termination Date. The Borrower shall also pay to the Administrative Agent for the accounts of the Banks (including FNBB if the Letter of Credit Bank is FNBB and BofA if the Letter of Credit Bank is BofA) in accordance with their Revolving Credit Commitment Percentages a fee in respect of each such Letter of Credit calculated at the rate per annum equal to the Applicable Margin in effect from time to time during such quarter with respect to Eurodollar Standby Loans on the daily average Maximum Drawing Amount thereof, payable quarterly in arrears during the term of such Letter of Credit, commencing upon the last day of the quarter in which such Letter of Credit was issued, and upon the Revolving Credit Commitment Termination Date (the foregoing fees are referred to collectively as the "Letter of Credit Fee"). In addition (but without duplication), the Borrower shall pay to the Administrative Agent for the account of the Letter of Credit Bank (upon presentation by the Letter of Credit Bank to the Administrative Agent, and in turn by the Administrative Agent to the Borrower, of an invoice documenting such fees) the Letter of Credit Bank's standard processing, negotiating, amendment and administrative fees, as determined in accordance with the Letter of Credit Bank's customary fees and charges for similar facilities.

 SECT. 3.10.	Amendment Fee.  In consideration of the Banks' agreement,
subject to the terms and conditions set forth herein, to make Standby Loans to the Borrower and to participate in Letters of Credit issued for the account of the Borrower, pursuant to this amendment and restatement of the Original Credit Agreement, the Borrower hereby agrees to pay to the Administrative Agent, on the Effective Date, for the accounts of the Banks in accordance with their Revolving Credit Commitment Percentages, an amendment fee (the "Amendment Fee") in the amount of $125,000.

	SECT. 4.	CLOSING; PAYMENTS AND COMPUTATIONS.

	SECT. 4.1.	Closing.  The closing of the transactions contemplated by this
Agreement shall occur on April 28, 1995, or such other date (which in no event shall be later than May 31, 1995) agreed upon by the Borrower and the
Administrative Agent.

 SECT. 4.2.	Use of Proceeds.  The Borrower covenants and agrees that the proceeds of the Loans shall be used for working capital and general corporate purposes, including, without limitation, back-up liquidity for the Borrower's commercial paper program.

	SECT. 4.3.	Payments.  All payments hereunder (whether of principal,
interest, Facility Fee, Agent's Fee, Amendment Fee, Letter of Credit Fee or otherwise) shall be made by the Borrower in United States dollars to the Administrative Agent in immediately available funds at the Head Office no later than 11:00 a.m. (Boston time) on the date due. Upon receipt by the Administrative Agent of any such payment of principal, interest or fees
(other than fees or expenses to be retained by the Administrative Agent for its own account pursuant to the terms of this Agreement or fees to be retained by FNBB in its capacity as Letter of Credit Bank for its own account), the Administrative Agent shall remit promptly (and in any event on the same day) to each Bank its pro rata (or otherwise applicable) share of such payment, as provided in SECT. 2.16 hereof.

	SECT. 4.4.	Computations.  All computations of interest in respect of Base
Rate Loans, overdue interest and fees payable hereunder (including the
Facility Fee) shall be based on a 365/366-day year and the actual number of
days elapsed.   All computations of interest payable hereunder in respect of
Fixed Rate Loans, C/D Rate Loans and Eurodollar Loans shall be based on a
360-day year and the actual number of days elapsed.  Whenever a payment hereunder or under the Notes becomes due on a day which is not a Business
Day, the due date for such payment shall be extended to the next succeeding
Business Day and interest and all applicable fees shall accrue during each such extension.

	SECT. 4.5.	Banks' Obligations.  The failure or refusal of any of the Banks at any time to make available to the Administrative Agent the amount of the
Standby Loans to be made by such Bank at such time shall not relieve any other Bank from its obligations hereunder to make Standby Loans in the amount of its Revolving Credit Commitment Percentage of the Standby Loans requested, but no Bank shall be responsible for the failure of any other Bank to make the Standby Loans to be made by such other Bank.  The Banks' obligations hereunder shall be several and not joint.

	SECT. 4.6.	Reference Banks.  Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated hereby.  If any Reference Bank does not furnish a timely quotation for any reason other than those set forth in SECT. 3.3 hereof, the Administrative
Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or
Reference Banks.  If any Reference Bank does not furnish a timely quotation for any of the reasons set forth in SECT. 3.3, the provisions of SECT. 3.3 shall apply.

	SECT.5.	REPRESENTATIONS AND WARRANTIES.  The Borrower represents and warrants to the Banks that, after giving effect to the satisfaction of each of the conditions precedent set forth in SECT. 6 hereof (other than SECT. 6.2 hereof):

	SECT. 5.1.	Existence and Good Standing, Etc.  (a)  Each of the Borrower and
its Material Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has adequate corporate power and authority to own its property and to conduct its business as presently conducted.

	(b)	Each of the Borrower and its Subsidiaries is qualified to do business and in good standing in each jurisdiction in which the nature of such
Person's business and property owned or held under lease make such qualification necessary, except for jurisdictions in which the failure to qualify will have no material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or on the Borrower's ability to perform its obligations under the Loan
Documents.

	SECT. 5.2.	Power; Consents; Absence of Conflict with Other Agreements, Laws,
Etc.

(a) The Borrower has adequate corporate power and authority to enter into each of the Loan Documents, to perform, observe and comply with all of its agreements and obligations under each of such documents, and to make the borrowings contemplated by this Agreement.

	(b)	The execution and delivery by the Borrower of the Loan Documents, the performance by the Borrower of all of its agreements and obligations under each of such documents and the making by the Borrower of the borrowings contemplated by this Agreement have been duly authorized by all necessary corporate action by the Borrower, and do not and will not (i) violate any provision of its Charter or bylaws (each as in effect from time to time),
(ii) conflict with, result in a breach of any term, condition or provision of, constitute a default under, or result in the creation of any Lien upon any of its property under, any material agreement, trust deed, indenture, mortgage or other instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their property is bound or affected, (iii) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder
(including, without limitation, Regulations G, T, U or X of the Board of
Governors of the Federal Reserve System) or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official
(all as in effect from time to time and applicable to it), (iv) require any waivers, consents or approvals by any of its creditors which have not been obtained, (v) require any consents or approvals by any of its shareholders
(except such as will be duly obtained on or prior to the Effective Date and will be in full force and effect on and as of such date), or (vi) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any applicable law, except those approvals, consents, orders, authorizations and actions which are listed and described on Schedule 5.2 attached hereto, each of which has been obtained or taken or will be obtained or taken prior to the Effective Date.

	SECT. 5.3.	Binding Effect of Documents.  The Borrower has duly executed and delivered each of the Loan Documents, and, assuming that each of the
Administrative Agent and the Banks has duly executed and delivered this
Agreement, each of the Loan Documents is in full force and effect.  The agreements and obligations of the Borrower contained in each of the Loan
Documents constitute its legal, valid and binding obligations, enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights, and except to the extent that enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

	SECT. 5.4.	Financial Statements.  The consolidated balance sheet of the
Borrower and its Subsidiaries as at the Balance Sheet Date, and the related statements of income, retained earnings and cash flows, certified by the
Borrower's Independent Accountants, have been prepared in conformity in all material respects with Generally Accepted Accounting Principles applied on a basis consistent with prior periods (except as disclosed therein), and fairly and accurately present the financial condition, assets and liabilities of the
Borrower and its Subsidiaries as at the dates thereof and for the periods then ended.

	SECT. 5.5.	Intentionally Omitted.

	SECT. 5.6.	No Adverse Changes.  Since the Balance Sheet Date, there has not been any materially adverse change in the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

	SECT. 5.7.	Litigation.  Except as disclosed in the Parent's Form 10-K for the fiscal year ended on the Balance Sheet Date, as of the Effective Date, there is no restraining order, injunction, claim, action, suit, proceeding or investigation of any kind pending or, to the best knowledge of the
Borrower, threatened against or affecting, the Borrower or any of the
Borrower's Subsidiaries before any court, tribunal, governmental or regulatory authority, commission, administrative agency or board in which there is a significant possibility of an adverse decision which would, either by itself or taken together with other such matters, materially adversely affect the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or which questions the validity or enforceability of this Agreement or any of the other Loan Documents.  As of the Effective Date, the actions, suits or proceedings described in the
Parent's Form 10-K referred to above, either individually or in the aggregate, are not expected to materially adversely affect the business, assets or financial condition of the Borrower and its Subsidiaries or question the validity or enforceability of this Agreement or the other Loan
Documents.

	SECT. 5.8.	No Adverse Provisions.  Neither the Borrower nor any of its
Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Borrower's officers has or is expected in the future to have a materially adverse effect on the Borrower's ability to perform its obligations under the Loan Documents.  Neither the Borrower nor any of its Subsidiaries is a
party to any contract or agreement which in the judgment of the Borrower's officers has or is expected to have a materially adverse effect on the
Borrower's ability to perform its obligations under the Loan Documents.

	SECT. 5.9.	Compliance with Other Instruments, Laws, Etc.  Neither the
Borrower nor any of its Subsidiaries is violating any provision of its Charter or by-laws, any agreement, contract or instrument by which it or any of its properties is bound, or any decree, order, judgment, statute, license, rule or regulation applicable to it, in a manner which is expected to materially adversely affect the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

	SECT. 5.10.	Tax Status.  Each of the Borrower and the Borrower's
Subsidiaries has (a) made or filed all material federal and state tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) paid all taxes and other governmental assessments and charges, as shown or determined to be due on such tax returns, reports and declarations, except for taxes the amount, applicability or validity of which is currently being contested by it in good faith by appropriate proceedings and with respect to which it has set aside on its books reserves reasonably deemed by it to be adequate therefor, and (c) set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

	SECT. 5.11.	Intentionally Omitted.

	SECT. 5.12.	Disclosure.  The representations and warranties made by the
Borrower in this Agreement or by the Borrower or the Parent in any agreement, instrument, document, certificate, statement or letter furnished to the Banks on behalf of the Borrower in connection with any of the transactions contemplated by the Loan Documents did not, taken as a whole, together with all other information provided by or on behalf of the Borrower in connection with the transactions contemplated herein contain, when made, any untrue statement of a material fact or omit to state a material fact necessary in order to make, in light of the circumstances under which they were made, the statements contained herein or therein not misleading.  Except as previously disclosed in writing to the Banks, there is no fact known to the Borrower
(excluding general economic and political conditions affecting business generally) which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

	SECT. 5.13.	Employee Benefit Plans.

		(a)	In General.  Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.  The Borrower has heretofore delivered to the Agent the most recently completed annual report,
Form 5500, with all required attachments, and actuarial statement required to be submitted under SECT. 103(d) of ERISA, with respect to each Guaranteed
Pension Plan.

		(b)	Guaranteed Pension Plans.  The Borrower and its ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Guaranteed Pension Plan, and neither the
Borrower nor any ERISA Affiliate has failed to make any contribution to any
Guaranteed Pension Plan which has resulted or could reasonably be expected to result in the imposition of a Lien under SECT. 302(f) of ERISA.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan, and there has not been any ERISA
Reportable Event (other than an Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.
Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation) and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of SECT. 4001 of ERISA did not exceed the aggregate value of the assets of all such Plans by more than $5,000,000, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

		(c)	Multiemployer Plans.  Neither the Borrower nor any ERISA Affiliate has
incurred any material liability (including secondary liability) to any
Multiemployer Plan as a result of a complete or partial withdrawal from such
Multiemployer Plan under SECT. 4201 of ERISA or as a result of a sale of assets described in SECT. 4204 of ERISA.  Neither the Borrower nor any ERISA
Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of SECT. 4241 or SECT. 4245 of
ERISA or that any Multiemployer Plan intends to terminate or has been terminated under SECT. 4041A of ERISA.

	SECT. 5.14.	Business.  Each of the Borrower and its Subsidiaries enjoys
peaceful and undisturbed possession under all leases which are material to the Borrower and its Subsidiaries, taken as a whole, of real or personal property of which any Person is lessee, subject to the rights of sublessees and other parties lawfully in possession in the ordinary course of business, none of which contains any unusual or burdensome provision which would be reasonably likely materially adversely to affect or to impair the operations of the Borrower and its Subsidiaries, taken as a whole, and all such leases which are material to the operations of the Borrower and its Subsidiaries, taken as a whole, are valid and subsisting and in full force and effect.
Each of the Borrower and its Subsidiaries has rights with respect to all of the material patents, trademarks, permits, service marks, trade names, copyrights, licenses and franchises, and shall have obtained assignments of all other rights of whatever nature, necessary for the present and planned future conduct of its business, without any known conflict with the rights of others which might result in a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.  Each of the Borrower and its Subsidiaries owns, leases or has the right to use all properties, franchises, rights and licenses, and employs employees, in an amount and manner sufficient to conduct railroad operations as now conducted and as proposed to be conducted.

	SECT. 5.15.	Capitalization.  (a) The Parent is the record and beneficial owner, free and clear of all Liens, of all of the issued and outstanding capital stock of the Borrower.

	(b)	Schedule 5.15 attached hereto sets forth a true, accurate and complete list as of the Effective Date of all of the Subsidiaries of the Borrower and
other Persons in which the Borrower has an equity investment, the jurisdiction of organization of such Subsidiaries, the organizational form of such Subsidiaries, the percentage equity interest of the Borrower (or its
Subsidiaries) in such Subsidiaries, and the amount and nature of the investment by the Borrower (or its Subsidiaries) in such Subsidiaries.

	SECT. 5.16.	Holding Company and Investment Company Acts.  Neither the
Borrower nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is any of such Persons a "registered investment company", as such term is defined in the Investment Company Act of 1940, as amended.

	SECT. 5.17.	Intentionally Omitted.

	SECT. 5.18.	Environmental Compliance.  (a) The Borrower has taken all
appropriate steps to investigate the past and present condition and usage of its and its Subsidiaries' properties and the operations conducted thereon and, based upon such diligent investigation, has determined that:

	(i)	except as set forth on Schedule 5.18 attached hereto, none of the
Borrower, its Subsidiaries or, to the best of the Borrower's knowledge
(without independent inquiry), any lessee of its properties, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of
1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act ("HAZMAT"), or any state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole;

	(ii)	except as set forth in Schedule 5.18 attached hereto, none of the
Borrower or its Subsidiaries has received written notice from any third party including without limitation any federal, state or local governmental authority, (A) that any one of them has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste as defined by 42 U.S.C.SECT. 6903(5), any hazardous substances as defined by 42 U.S.C.
SECT. 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
SECT. 9601(33) and any toxic substance, oil or hazardous materials regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that it is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise), legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances which, in the case of each of (A) or (B), the effect of which would, or in the case of (C) above, in which there is a significant possibility of an adverse decision which would, have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole;

	(iii)	except as set forth on Schedule 5.18 attached hereto and to the best knowledge of the Borrower:  (A) no portion of the property of the Borrower or its Subsidiaries has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws or where non-compliance with applicable
Environmental Laws would not be reasonably expected to have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole; and no underground tank or other underground storage receptacle for Hazardous
Substances is located on such properties; (B) in the course of any activities conducted by the Borrower, its Subsidiaries or lessees of its properties, no
Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws or where non-compliance with applicable Environmental Laws would not be reasonably expected to have a material adverse effect on the Borrower and its
Subsidiaries, taken as a whole; (C) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the p roperties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the financial condition of the Borrower and its
Subsidiaries, taken as a whole; and (D) in addition, any Hazardous Substances that have been generated on the properties of the Borrower or any of its
Subsidiaries have been transported or disposed of in accordance with applicable laws and regulations by transporters and to disposal facilities, which, to the best knowledge of the Borrower (without independent inquiry), are operating in compliance in all material respects with applicable permits and laws;

	(iv)	none of the properties of the Borrower or any of its Subsidiaries are or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby; and

	(v)	each of the Borrower and its Subsidiaries is in material compliance with
HAZMAT and the regulations thereunder (49 C.F.R. Parts 100 to 199).

	SECT. 5.19.	Intentionally omitted.

	SECT. 5.20.	Fiscal Year.  Each of the Borrower and its Material Subsidiaries
has a fiscal year which is the twelve months ending on December 31 of each calendar year.

	SECT. 5.21.	No Default.  No Default or Event of Default exists at the
delivery of this Agreement.

	SECT. 5.22.	Insurance.  All policies of insurance owned or held by the
Borrower and its Subsidiaries are maintained with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with the prudent business practice of similarly structured and similarly capitalized companies of similar size in the Borrower's industry. All such policies are in full force and effect; are sufficient for compliance by the Borrower and its Subsidiaries with all requirements of law and of all agreements to which such Persons are parties;
are valid, outstanding and enforceable policies of insurance; and coverage thereunder will not be reduced by, or terminate or lapse by reason of, the transactions contemplated by or referred to in this Agreement.

	SECT. 5.23.	Regulation U.  No proceeds of the Loans shall be used by the
Borrower or any of its Subsidiaries for the purpose of purchasing or carrying any "margin security" or "margin stock", as such terms are used in
Regulations G, T, U and X of the Board of Governors of the Federal Reserve
System, except  as may be effected in compliance with such Regulations as to margin stock consisting solely of common stock of the Parent.

	SECT. 6.	EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS.  This Agreement shall not become effective and the Original Credit Agreement shall remain in full force and effect unless and until the date (the "Effective Date"), which must be no later than the date specified as the latest permitted closing date under SECT. 4.1 hereof, that each of the conditions precedent specified in this SECT. 6 is satisfied.

	SECT. 6.1.	Delivery of Documents.  (a) This Agreement shall have been duly and properly authorized, executed and delivered by the Borrower, the
Administrative Agent, the Competitive Bid Agent and the Banks.

	(b)	Each of the Notes shall have been duly and properly authorized, executed and delivered by the Borrower and shall be in full force and effect.

	(c)	Executed original counterparts of each of the Agent's Fee Letter and the
Arrangement Fee Letter shall have been furnished to the Administrative Agent.

	SECT. 6.2.	Representations and Warranties.  The representations and
warranties contained herein shall have been correct as of the date on which made and shall also be correct at and as of the Effective Date except to the extent that the facts upon which such representations and warranties are based may have changed as a result of transactions permitted or contemplated hereby.

	SECT. 6.3.	No Default.  On the Effective Date there shall exist no Default or Event of Default, and no Default or Event of Default shall result from consummation of the transactions on the Effective Date.

	SECT. 6.4.	Proceedings and Documents.  All corporate, governmental and other proceedings in connection with the transactions contemplated by the Loan
Documents and all instruments and documents incident thereto shall be reasonably satisfactory in substance and in form to the Banks and to the
Banks' Special Counsel, and the Banks and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Banks or such counsel may reasonably request.

	SECT. 6.5.	Legal Opinions.  The Banks shall have received written opinions addressed to the Banks from counsel to the Borrower in the form of Exhibits
C-l and C-2 attached hereto.  The Banks shall have received a favorable written opinion of Hopkins & Sutter, special counsel to the Borrower, which is satisfactory to the Banks in all respects, with respect to Interstate
Commerce Commission matters.  The Borrower hereby instructs all such counsel to deliver such opinions to the Banks.

	SECT. 6.6.	Financial Condition.  The Banks shall have received the financial statements referred to in SECT. 5.4 hereof.

	SECT. 6.7.	Delivery of Charter and Other Documents.  The Administrative
Agent shall have received from the Borrower copies, certified by a duly authorized officer of the Borrower to be true and complete as of the
Effective Date, of each of (a) the Charter of the Borrower as in effect on such date, (b) the bylaws of the Borrower in effect on such date, (c) the resolutions of the Board of Directors of the Borrower authorizing the execution and delivery by the Borrower of each of the Loan Documents and its performance of all of its agreements and obligations under each of such documents and the borrowings and other transactions contemplated by this
Agreement, and (d) an incumbency certificate giving the name, title, and bearing a specimen signature of each individual who shall be authorized to sign, in its name and on its behalf, each of the Loan Documents, and to make application for the Loans, and to give notices and to take other action on its behalf under the Loan Documents.

	SECT. 6.8.	Amendment Fee, Etc.  The Administrative Agent shall have received the Amendment Fee as provided in SECT. 3.10 hereof and all fees payable to the
Administrative Agent on the Effective Date as provided in the Agent's Fee
Letter.  The Co-Agent shall have received the fees payable to the Co-Agent on the Effective Date as provided in the Arrangement Fee Letter.

	SECT. 6.9.	Closing Certificate.  (a) The Borrower shall have delivered a closing certificate substantially in the form of Exhibit D attached hereto, and such closing certificate shall be in full force and effect.

	(b)	The Administrative Agent shall have executed this Agreement signifying to the Borrower and the Banks (i) that it has received satisfactory evidence that the closing conditions set forth in this SECT. 6 have been satisfied and
(ii) that the Effective Date shall have occurred.

	SECT. 6.10.	Original Credit Agreement.  All outstanding principal, unpaid reimbursement obligations in respect of Letters of Credit, accrued and unpaid interest, and fees, including the Facility Fee (as defined in the Original
Credit Agreement), expenses, accrued and unpaid Letter of Credit Fees (as defined in the Original Credit Agreement) and other amounts payable pursuant to the Original Credit Agreement shall have been paid in full.

	SECT. 6.11. ICC Filings. The Borrower shall have filed or caused to be filed with the Interstate Commerce Commission a notice of exemption under 49 C.F.R. 1175 which complies with the provisions of such regulations and which seeks an exemption from the requirements of 49 U.S.C. 11301 for implementation of the provisions of this Agreement and such exemption shall have become effective.

	SECT. 7.	CONDITIONS OF BORROWING.  The obligation of the Banks to make any
Loans, and the obligation of the Letter of Credit Bank, with the pro rata participation of the Banks, to issue any Letters of Credit, is subject to the satisfaction of the following conditions precedent:

	SECT. 7.1.	Representations and Warranties.  The representations and
warranties contained in this Agreement shall have been correct in all material respects as of the date on which made and shall also be correct in all material respects at and as of the date of the applicable Borrowing with the same effect as if made at and as of such time, except to the extent that the facts upon which such representations and warranties are based may have changed as a result of transactions permitted or contemplated hereby.

	SECT. 7.2	 No Default.  At the time of the applicable Borrowing, there shall exist no Default or Event of Default, and no Default or Event of Default
shall result from consummation of the applicable Borrowing.

	SECT. 7.3.	Legality.  (i) In the case of the obligation to make any Loans, no change in applicable law after the Effective Date shall have occurred as a consequence of which it shall have become and continue to be unlawful for the applicable Banks to make such a Loan on such occasion, provided that those Banks to whom such change in law is not applicable shall continue to be obligated to make Loans hereunder, notwithstanding the fact that one or more other Banks are affected by such change in law; within 30 days after any Bank fails to make a Loan as a result of this section, the Borrower may replace such Bank in accordance with the terms of SECT. 3.1(d) hereof; and
(ii) in the case of the obligation to issue a Letter of Credit, no change in applicable law shall have occurred after the Effective Date as a consequence of which it shall have become and continue to be unlawful for the Letter of
Credit Bank to issue a Letter of Credit.

	SECT. 7.4.	Borrowing Notice; Competitive Bid Request.  The Borrower shall have delivered a Competitive Bid Request in accordance with the provisions of SECT. 2.5 hereof, or a Borrowing Notice in accordance with the provisions of SECT. 2.6 hereof, or, if the Borrower is requesting the issuance of a
Letter of Credit, a request for such issuance in accordance with the provisions of SECT. 2.11 hereof.  The Borrowing Notice, Competitive Bid
Request or request for the issuance of a Letter of Credit, as the case may be, shall constitute a certification by the Borrower that the conditions set forth in this SECT. 7.4 will be satisfied as of the date of the applicable
Borrowing.

	SECT. 8.	AFFIRMATIVE COVENANTS.  The Borrower hereby covenants and agrees that, so long as the Loans or the Notes are outstanding, any amounts are owing pursuant to this Agreement, or the Banks have any Revolving Credit
Commitment to make Loans hereunder:

	SECT. 8.1.	Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal of and interest on the Loans, the Facility
Fee, the Agent's Fee, the Letter of Credit Fee and all other amounts from time to time owing hereunder or under the other Loan Documents, all in accordance with the terms of this Agreement and the other Loan Documents.

 SECT. 8.2.	Records and Accounts.  The Borrower will and will cause each of its Subsidiaries to keep true records and books of account in which proper entries will be made in accordance with Generally Accepted Accounting Principles and to maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all contingencies and all other reserves in accordance with Generally Accepted Accounting Principles.

	SECT. 8.3.	Financial Statements, Certificates and Information.  The
Borrower will furnish to the Banks:

	(a)	As soon as practicable and, in any event, within 90 days after the end of each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, consolidated statements of income and consolidated statements of retained earnings and cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, each setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with Generally
Accepted Accounting Principles, accompanied by a report and unqualified opinion of the Borrower's Independent Accountants (who shall be reasonably satisfactory to the Banks), which report and opinion shall have been prepared in accordance with generally accepted auditing standards.  In addition, the
Borrower will obtain from such Independent Accountants and deliver to the
Banks within said period of 90 days the certified statement of such
Independent Accountants that they have read a copy of this Agreement and that, in making the examination necessary for  said certification, performing activities within the normal scope of their audit and without further inquiry, they have obtained no knowledge of any Default or Event of Default then existing, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default, they shall disclose in such statement any such Default or Event of Default.

	(b)	As soon as practicable and, in any event, within 45 days after the end of each fiscal quarter in each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and consolidated statements of income and consolidated statements of retained earnings and cash flow of the Borrower and its
Subsidiaries for the portion of the fiscal year then ended, each in reasonable detail, prepared in accordance with Generally Accepted Accounting
Principles applied on a basis consistent with prior periods except as otherwise specified, subject to year-end audit adjustment, and certified on behalf of the Borrower by an Officer's Certificate.

	(c)	As soon as practicable and, in any event, within 45 days after the end of each fiscal quarter in each fiscal year of the Borrower, financial and operating statistics of the Borrower and its Subsidiaries as at the end of
such fiscal quarter, in reasonable detail and in such form as shall be satisfactory to the Administrative Agent, which, to the extent such statistics are in the form of financial statements, have been prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with prior periods except as otherwise disclosed therein, certified on behalf of the Borrower by an Officer's Certificate.

	(d)	Promptly upon receipt thereof, copies of all management letters which are submitted to the Borrower by its Independent Accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants.

	(e)	As soon as practicable but, in any event, within 15 Business Days after the issuance thereof, copies of such other financial statements, reports and notices as the Borrower shall send to its bondholders, noteholders or other lenders and copies of all reports filed by the Borrower with the Securities and Exchange Commission and the Interstate Commerce Commission or any similar or corresponding governmental commission, department or agency substituted for either of the foregoing, federal or state.

	(f)	Within the time periods provided in paragraphs (a) and (b) above a certificate substantially in the form of Exhibit E attached hereto (a
"Compliance Certificate").

	(g)	With reasonable promptness, such other data as any Bank may reasonably request.

All confidential information and documents concerning the Borrower and its Subsidiaries supplied by the Borrower to the Banks shall be held in confidence by the Banks and the Banks shall not disclose such information and documents, except the Borrower hereby authorizes the Banks to disclose any information obtained pursuant to this Agreement or the other Loan Documents to participants and potential participants as provided in SECT.15(e) hereof, to legal counsel for the Banks, to consultants of the Banks who have agreed to be bound by the confidentiality provisions of this Agreement, to employees of and agents for the Banks in their ongoing business, and to any independent auditors of the Banks and to all appropriate governmental regulatory authorities or courts to the extent requested or subpoenaed, but only to the extent permitted by applicable laws and regulations, including those applying to classified material. Upon receipt of a request to disclose any information to governmental authorities or courts other than governmental bank examiners and independent auditors of the Banks, the Banks will notify the Borrower, to the extent permitted by applicable law and regulations, of such request and, to the extent practicable, permit the Borrower to seek a protective order with respect thereto.

	SECT. 8.4.	Business and Legal Existence.  The Borrower will and will cause each of its Material Subsidiaries to keep in full force and effect its legal existence (except as permitted by SECT. 9.5 hereof) and good standing under the laws of its jurisdiction of incorporation, maintain its qualification to do business in each state in which the failure to qualify would have a material adverse effect on the business, assets or financial condition of such Person and maintain all rights, licenses, leases and franchises reasonably necessary and material to the conduct of its business.

	SECT. 8.5.	Payment of Taxes.  The Borrower will and will cause each of its
Subsidiaries promptly to pay and discharge all material lawful state and federal taxes, assessments and governmental charges or levies imposed upon it or upon its income or profit or upon any property belonging to it, unless such tax, assessment, charge or levy shall not at the time be due and payable or can be paid thereafter without penalty, or if the validity thereof shall currently be contested in good faith by appropriate proceedings and adequate reserves with respect to such tax, assessment, charge or levy shall have been established in accordance with Generally Accepted Accounting Principles.

	SECT. 8.6.	Inspection of Properties and Books.  The Borrower will and will cause each of its Subsidiaries to permit the Banks and any designated representatives to visit and inspect any of the properties of the Borrower and its Subsidiaries to examine the books of account (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, their officers, all at such reasonable times as the Majority
Banks may reasonably request.

	SECT. 8.7.	Notice of Litigation.  The Borrower will and will cause each of its Subsidiaries promptly to notify the Banks of the issuance of any restraining order or injunction or the commencement of any claim, action, suit, proceeding or investigation of any kind against any of the Borrower or any of its Subsidiaries in which there is a reasonable likelihood of an adverse decision which would either by itself or taken together with other such matters, materially adversely affect the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or which question the validity or enforceability of this Agreement or the other Loan
Documents.

 SECT. 8.8.	Notice of Default.  If any officer of the Borrower or any of its
Subsidiaries shall at any time obtain knowledge of the existence of any Default or Event of Default, the Borrower shall, within two Business Days of the occurrence of such Default or Event of Default, deliver to the Banks a certificate entitled "notice of default", specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

	SECT. 8.9.	Compliance with Law, Etc.  The Borrower will and will cause each of its Subsidiaries to (a) comply with all provisions of its Charter and by-laws and all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is or becomes subject and noncompliance with which would have a material adverse effect on the business, assets, financial condition or operations of the Borrower and its
Subsidiaries, taken as a whole, or on the ability of the Borrower to fulfill its obligations under this Agreement or the other Loan Documents; and (b)
promptly obtain, maintain, apply for renewal, and not allow to lapse, any authorization, consent, approval, license or order for, and accomplish any filing or registration with, any court or judicial, administrative or governmental authority or any other Person which is or becomes necessary in order that it perform in all material respects all of its obligations under this Agreement, the other Loan Documents and in order that the same are valid and binding and effective in accordance with their terms.

	SECT. 8.10.	Insurance.  The Borrower will and will cause each of its
Subsidiaries to maintain at all times insurance with financially sound and reputable insurance companies, funds or underwriters against such risks and contingencies and in such amounts and with such deductions and exclusions as are consistent with the prudent business practice of similarly structured and similarly capitalized companies of similar size in the Borrower's industry.

	SECT. 8.11.	Employee Benefit Plans.  Neither the Borrower nor any ERISA
Affiliate will:

		(a)	engage in any "prohibited transaction" within the meaning of SECT. 406 of ERISA or SECT. 4975 of the Code which could result in a material liability for the Borrower; or

		(b)	permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in SECT. 302 of ERISA, whether or not such deficiency is or may be waived; or

		(c)	fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower pursuant to
SECT. 302(f) or SECT. 4068 of ERISA; or

		(d)	permit or take any action which would result in the aggregate benefit liabilities (with the meaning of SECT. 4001 of ERISA) of all Guaranteed
Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such
Plan with assets in excess of benefit liabilities, by more than $10,000,000.

	The Borrower will (i) promptly upon the request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under SECT. 103(d) of ERISA and Annual
Report, Form 5500, with all required attachments, in respect of each
Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under SECTS. 302, 4041, 4042, 4043,
4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under SECTS. 4041A, 4202, 4219, 4242, or 4245 of ERISA.

	SECT. 8.12.	Environmental Compliance.  The Borrower will and will cause each of its Subsidiaries to comply with all Environmental Laws, including, without limitation, those concerning the establishment and maintenance of underground tanks and other underground storage receptacles or the transportation of hazardous materials, except where noncompliance with such Environmental Laws would not have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, and will, upon receipt of any notice of material non-compliance or knowledge of material non-compliance, promptly send copies of such notice or communicate its knowledge of such non-compliance to the Administrative Agent.

	SECT. 8.13.	Intentionally omitted.

	SECT. 8.14.	Intentionally omitted.

	SECT. 8.15.	Maintenance of Property.  The Borrower will and will cause each of its Subsidiaries to maintain and keep the material real and personal properties used or deemed by it to be useful in its business in good repair, working order or condition for its intended use, and make or cause to be made all needful and proper repairs thereto and replacements thereof, except where the failure to do so would not have a materially adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.  The Borrower will and will cause each of its Subsidiaries to maintain the operation of its rail lines in a manner sufficient to conduct railroad operations at a level of performance which is in all material respects equivalent or superior to the operation of such lines prior to the
Effective Date and in a manner consistent with good railroad operating procedures.

	SECT. 8.16.	Further Assurances.  The Borrower will cooperate with the Banks and execute such further instruments and documents as the Banks shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

	SECT. 9.	NEGATIVE COVENANTS.  The Borrower covenants and agrees that, so long as the Loans or the Notes are outstanding, or any amounts are owing pursuant to this Agreement, or the Banks have any Revolving Credit Commitment to make Loans hereunder:

	SECT. 9.1.	Indebtedness.  The Borrower will not and will not permit any of its Subsidiaries to create, incur, assume, guarantee, agree to purchase or repurchase, provide funds in respect of, or otherwise become or be or remain liable with respect to, any Indebtedness of any type whatsoever owed to any
Person, other than:

	(a)	Indebtedness evidenced by the Notes and any other Indebtedness incurred pursuant to this Agreement;

	(b)	Indebtedness evidenced by the 1993 Senior Notes or otherwise incurred pursuant to the Senior Debt Indenture;

	(c)	Indebtedness incurred in the ordinary course of business and not incurred through the borrowing of money or the obtaining of credit or the leasing of property, except that unsecured credit on an open account basis customarily extended in connection with purchases of goods or services in the ordinary course of business shall be permitted;

	(d)	Indebtedness in respect of taxes, including withholding and payroll taxes, assessments, governmental charges, and claims for labor, materials or supplies and liabilities under employee benefit plans, including pension plans, to the extent that payment thereof is not yet due or to the extent that the amount, applicability or validity of such Indebtedness is being contested by the applicable Person in good faith by appropriate proceedings diligently pursued and adequate reserves therefor are being maintained in accordance with
Generally Accepted Accounting Principles;

	(e)	Indebtedness in respect of attachments or similar proceedings, judgments or awards which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder, or in respect of which the applicable Person shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

	(f)	purchase money Indebtedness for real or personal property purchased by the
Borrower or any Subsidiary of the Borrower for use in the ordinary course of such Person's business, but only to the extent that such Indebtedness does not exceed 100% of the fair market value of the property so purchased as at the date of purchase, and Indebtedness in respect of capitalized leases and operating leases to the extent that such Indebtedness is not prohibited by the other covenants contained herein;

	(g)	Indebtedness existing on the Effective Date, as listed and described on
Schedule 9.1 attached hereto, and any renewals, extensions or refinancings of such Indebtedness, provided that such renewals, extensions or refinancings shall not increase (i) the amount of collateral securing such Indebtedness,
(ii) the aggregate amount of such Indebtedness, or (iii) if such Indebtedness is renewed, extended or refinanced prior to the maturity thereof, the aggregate annual debt service requirement during the period prior to the original maturity thereof with respect thereto;

	(h)	Indebtedness of the Borrower arising under an accounts receivable financing facility; and

	(i)	Indebtedness in addition to the Indebtedness permitted by clauses (a)
through (h) above, provided that after giving effect thereto, the Borrower is not in violation of SECT. 9.10 hereof.

	SECT. 9.2.	Liens.  The Borrower will not and will not permit any of its
Subsidiaries to create, incur, assume or permit to exist any Lien on any property or asset of any of such Persons, other than:

	(a)	Liens for taxes or assessments or governmental charges or levies if payment shall not at the time be required to be made in accordance with
SECT. 8.5 hereof;

	(b)	Liens in respect of property or assets of the Borrower or any of its
Subsidiaries (i) under workers' compensation, unemployment or other insurance, old age pensions or other Social Security benefits or other similar laws or similar legislation, (ii) in connection with surety, appeal and similar bonds incidental to the conduct of litigation, and (iii) in connection with bid, performance or similar bonds which do not exceed in the aggregate $5,000,000; mechanics', laborers', materialmen's and similar liens not then delinquent or which are being contested in good faith by appropriate proceedings; and Liens incidental to the conduct of the business of the
Borrower and its Subsidiaries which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, all of which
Liens permitted by this paragraph (b) do not in the aggregate materially detract from the value of the property of the Borrower and its Subsidiaries or materially impair the use thereof in the operation of the business of the
Borrower and its Subsidiaries;

	(c)	Liens in respect of judgments or awards the Indebtedness with respect to which shall be permitted pursuant to SECT. 9.1(e) hereof;

	(d)	encumbrances and liens consisting of easements, rights of way, general real estate taxes not yet due and payable, municipal and zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the
Borrower or any of its Subsidiaries is a party, and other minor liens or encumbrances none of which interferes materially with the use of the property so encumbered in the ordinary conduct of the business of the
Borrower and its Subsidiaries and which do not individually or in the aggregate have a material adverse effect on the business of the Borrower and its Subsidiaries, taken as a whole;

	(e)	Liens securing the purchase price of purchase money Indebtedness permitted by SECT. 9.1(f) hereof, provided that such Liens are limited solely to the property so purchased (and the proceeds thereof) and Liens in respect of capitalized leases, the Indebtedness with respect to which is permitted by SECT. 9.1(f) hereof, provided that such Liens are limited solely to the property subject to such capitalized leases;

	(f)	Liens on certain property of the Borrower and its Subsidiaries which are existing on the Effective Date, as listed and described on Schedule 9.1 attached hereto and Liens on the same property securing renewals, extensions and refinancings of the Indebtedness described in SECT. 9.1(g) thereof subject to all the provisos contained therein;

	(g)	Liens on accounts receivable of the Borrower that are the subject of, and that secure, any accounts receivable financing facility permitted by SECTS.
9.1 and 9.5 hereof; and

	(h)	Liens which would not otherwise be permitted by clauses (a) through
(g) hereof securing Indebtedness permitted under SECT. 9.1 (or other obligations not prohibited by this Agreement) of the Borrower and its
Subsidiaries hereof, provided that after giving effect thereto the aggregate principal amount of Indebtedness (and other such obligations) secured by such
Liens permitted by this clause (h) does not exceed 10% of Consolidated
Tangible Net Worth at the time of the incurrence thereof.

	SECT. 9.3.	Investments.  The Borrower will not and will not permit any of its Subsidiaries to make, or permit to exist, directly or indirectly, any
Investments in any Person, other than:

	(a)	trade or customer accounts or notes receivable for inventory sold or services rendered in the ordinary course of business;

	(b)	obligations issued or guaranteed as to principal and interest by the
United States of America and having a maturity of not more than one year from the date of acquisition;

	(c)	deposits with or certificates of deposit issued by any Bank, or any other bank whose commercial paper is rated not less than prime-one or A-1 or their equivalents by Moody's or S&P or their successors and having capital and unimpaired surplus of at least $500,000,000, and written agreements under which any Bank or any other bank described in this SECT. 9.3(c) sells and agrees to repurchase marketable direct obligations of the United States of
America;

	(d)	commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody's or S&P or their successors;

	(e)	Investments in Subsidiaries of the Borrower and other Persons as such
Investments are in existence on the Effective Date and reflected on Schedule
5.15 attached hereto; and

	(f)	Investments in Subsidiaries of the Borrower and other Persons, provided that the outstanding aggregate amount of all Investments made pursuant to this SECT. 9.3(f) shall not exceed 15% of Consolidated Tangible Net Worth at any time.

	SECT. 9.4.	Distributions.  The Borrower will not, directly or indirectly, make any Distribution if any Default or Event of Default has occurred and is continuing or would result from such Distribution.

	SECT. 9.5.	Merger, Consolidation and Sale of Assets.  The Borrower will not and will not permit its Subsidiaries to become a party to any merger or consolidation other than mergers or consolidations of any Subsidiary of the
Borrower into the Borrower (so long as the Borrower is the surviving corporation) or of any Subsidiary of the Borrower into any other Subsidiary of the Borrower, or otherwise take any action looking to the dissolution or liquidation of any such Person  (other than the Borrower's Subsidiaries which are not Material Subsidiaries).  The Borrower will not and will not permit its Subsidiaries to sell, lease or otherwise dispose of any substantial assets (including without limitation, any capital stock of Subsidiaries) of any such Person which do not constitute Nonessential Property except for
(a) assets routinely sold in the ordinary course of business for fair and reasonable value in a manner consistent with past practice, both as to type of property sold and aggregate amount sold, (b) other assets to the extent that the aggregate net book value (at the time of disposition thereof) of all assets (including shares of capital stock) disposed of by the Borrower and its
Subsidiaries subsequent to the Start Date under this clause (b) plus the aggregate net book value (at the time of disposition thereof) of all assets
(including shares of capital stock) then proposed to be disposed of pursuant to this clause (b) does not, at the time of any such disposition, exceed 10%
of Consolidated Tangible Net Worth as of the end of the most recently completed fiscal year of the Borrower and (c) accounts receivable sold pursuant to an accounts receivable financing facility or otherwise, and in a manner that does not result in the incurrence of any Indebtedness (other than as permitted by SECT. 9.1 hereof).

	SECT. 9.6.	Sale-Leasebacks.  The Borrower will not and will not permit any of its Subsidiaries to enter into any sale-leaseback transactions as seller-lessee without the prior written consent of the Majority Banks (which consent shall not be unreasonably withheld) unless (a) the sale is permitted under SECT. 9.5 hereof, (b) the Indebtedness and Liens (if any) incurred or created in connection therewith would be permitted to be incurred or created under SECTS. 9.1 and 9.2 hereof, respectively, and (c) no Default or Event of
Default has occurred and is continuing and none would result therefrom.

	SECT. 9.7.	Business.  The Borrower will not and will not permit its
Subsidiaries to engage in any line of business not substantially similar to the businesses such Persons were conducting on the Effective Date.

 SECT. 9.8.	Fiscal Year.  The Borrower will not change its fiscal year
without the prior written consent of the Majority Banks.

	SECT. 9.9.	Consolidated Tangible Net Worth.  The Borrower will not permit
Consolidated Tangible Net Worth at any time to be less than the sum of (a)
$277,000,000, plus (b) 50% of cumulative positive Consolidated Net Income for each fiscal quarter of the Borrower in which the Borrower had a positive
Consolidated Net Income beginning with the quarter commencing on January 1,
1994 and ending on the date as of which the calculation is made, with no deductions for any fiscal quarter of the Borrower in which the Borrower had a consolidated net loss, plus (c) 100% of the proceeds of each issuance of the
Borrower's capital stock after December 31, 1993 and 100% of proceeds from each equity capital contribution made by the Parent to the Borrower after
December 31, 1993.

 SECT. 9.10.	Debt to Capitalization Ratio.  The Borrower will not permit the ratio of (a) Consolidated Funded Debt to (b) Total Capitalization to exceed at any time .55 to 1.00.

	SECT. 9.11.	Consolidated EBIT Coverage.  As at the end of any fiscal
quarter, the Borrower will not permit the ratio of Consolidated EBIT (for such fiscal quarter and the three preceding fiscal quarters, taken as a single period) to Consolidated Interest Charges for the same period to be less than 3.35 to 1.00.

	SECT. 9.12.	Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with an
Affiliate of the Borrower or any of its Subsidiaries (other than the Borrower or any of its Subsidiaries) on terms less favorable to the Borrower or such
Subsidiary (as the case may be) than would have been obtainable in an arms-length transaction unless such transaction is an Investment which is permitted under SECT. 9.3 hereof.

	SECT. 10.	EVENTS OF DEFAULT; ACCELERATION.  If any of the following events
("Events of Default") shall occur:

	(a)	if the Borrower shall default in the payment of any principal under the
Notes when the same shall become due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise, or if the Borrower shall fail to reimburse the Letter of Credit Bank by the second Business Day after any drawing under a Letter of Credit; or

	(b)	if the Borrower shall default in the payment of any interest, fee or other charge hereunder or under the Notes or any other Loan Document within three Business Days of the date when the same shall become due and payable, whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise; or

	(c)	if the Borrower shall default in the performance of or compliance with any of the covenants contained in SECTS. 8 or 9 hereof (other than
SECTS.  8.3, 8.6, 8.7, 8.12, or 8.15 hereof);

	(d)	if the Borrower shall default in the performance of or compliance with any material term, covenant or agreement contained herein or in the other Loan
Documents (other than those specified in clauses (a), (b) and (c) above, but including those listed in the parenthetical in clause (c) above), and such default shall not have been remedied within 30 days after written notice of such default shall have been given to the Borrower by the Administrative
Agent (which notice shall be given on the direction of the Majority Banks);

	(e)	if any representation or warranty herein, or in any certificate or other writing at any time delivered to the Banks pursuant hereto or in connection herewith, shall prove to have been false or incorrect in any material respect on the date as of which made;

 (f)	if the Borrower or any of its Material Subsidiaries shall (i) fail to pay at maturity, or within any applicable period of grace, Indebtedness in an aggregate principal amount in excess of $1,000,000, or (ii) fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound evidencing or securing Indebtedness in an aggregate principal amount in excess of $10,000,000 for such period of time as would permit the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; or

	(g)	if the Borrower or any of its Material Subsidiaries shall fail generally to pay its debts or make a general assignment for the benefit of creditors, or if any order for relief is entered in respect of any such Person under any bankruptcy, reorganization, arrangements, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect; or

	(h)	if any order is entered in any proceeding by or against the Borrower or any of its Material Subsidiaries decreeing or permitting the dissolution or split-up of such Person or the winding up of its affairs; or

	(i)	if any petition or application for the appointment of a liquidator or receiver or custodian (or similar official) of the Borrower or any of its
Material Subsidiaries or of any substantial part of the assets of any such
Person is filed by any such Person; or any such petition or application is filed against any such Person and such Person approves thereof, consents thereto or acquiesces therein, or if any proceeding or case relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction is commenced by any such Person; or if any such proceeding or case is commenced against any such Person and such proceeding or case remains undismissed for a period of forty-five days; or

	(j)	if there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty consecutive days, any final judgment against the
Borrower or any of its Subsidiaries which, together with such other outstanding final judgments against such Persons, exceeds in the aggregate
$3,000,000; or

	(k)	if any judicial lien or attachment on the property of the Borrower or any of its Subsidiaries in an amount of $5,000,000 or greater shall not be released, discharged, bonded or provided for to the satisfaction of the Banks within thirty days after such lien or attachment shall have come into existence; or

	(l)	if any Loan Document shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the express prior written agreement, consent or approval of the Majority Banks, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any Loan
Document shall be commenced by or on behalf of the Borrower; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan
Documents or any one or more of the obligations of the Borrower under any one or more of the Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof;

	(m)	with respect to any Guaranteed Pension Plan, an ERISA Reportable Event
shall have occurred and such event reasonably could be expected to result in liability of the Borrower to the PBGC or the Plan in an aggregate amount exceeding $10,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Plan by the
PBGC or for the appointment by the appropriate United States District
Court of a trustee to administer such Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the
PBGC shall have instituted proceedings to terminate such Plan; or

	(n)	if the Parent shall at any time cease to own all of the outstanding capital stock of the Borrower or shall at any time create, incur, or permit to exist any Lien on any shares of capital stock of the Borrower;

then (A) if such event is an Event of Default specified in clauses (g), (h) or
(i) of this SECT.10 with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, then at the direction of the Majority Banks, the Administrative Agent shall terminate the Revolving
Credit Commitments and by written notice to the Borrower, declare all amounts owing with respect to this Agreement and the other Loan Documents to be due and payable, whereupon the same shall forthwith mature and become immediately due and payable, together with interest thereon and all other amounts then owing thereunder and under this Agreement, without presentment, demand, protest or notice, all of which are hereby waived. If any Letters of Credit are outstanding upon the occurrence of an Event of Default, the Administrative Agent may demand that cash or other readily marketable securities acceptable to it in an amount equal to the Maximum Drawing Amount of all then outstanding Letters of Credit be deposited with the Administrative Agent in pledge pursuant to pledge agreements in form and substance satisfactory to the Administrative Agent, as collateral security for the Borrower's Obligations hereunder (which agreements shall provide that upon the expiration, undrawn or drawn and fully reimbursed, of each Letter of Credit, cash in an amount equal to the undrawn portion of the Maximum Drawing Amount of such Letter of Credit shall be returned to the Borrower). The Borrower agrees to make such deposit with the Administrative Agent immediately upon such demand.

	SECT. 11.	NOTICE AND WAIVERS OF DEFAULT.

	SECT. 11.1.	Notice of Default.  If any Person shall give any notice or take any other action in espect of a claimed default (whether or not constituting an Event of Default) under this Agreement or the Notes, or under any other note, evidence of indebtedness, indenture or other obligation for borrowed money in an aggregate principal amount exceeding $1,000,000 as to which the
Borrower or any of its Subsidiaries is an obligor, whether as principal or surety, the Borrower shall forthwith, after obtaining knowledge thereof, give written notice thereof to the Banks, describing the notice or action and the nature of the claimed default.

	SECT. 11.2.	Waivers of Default.  Except as otherwise specified in SECT. 21 hereof, any Default or Event of Default specified in SECT. 10 hereof may be waived only upon the written consent of the Majority Banks.  Any Default or
Event of Default waived pursuant hereto shall be deemed to have been cured and not to be continuing during the period for which such waiver is applicable; but no such waiver shall extend to or affect any subsequent like default or impair any rights arising therefrom.

	SECT. 12.	REMEDIES ON DEFAULT, ETC.

	SECT. 12.1.	Rights of Banks.  In case any one or more of the Events of
Default specified in SECT. 10 shall have occurred and be continuing, and whether or not all amounts owing with respect to the Notes have been declared due and payable pursuant to SECT. 10, each Bank, if owed any amount with respect to its Note, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or its Note, or in aid of any right granted pursuant hereto or thereto subject to any requirement herein that the Majority Banks or the Administrative Agent concur therewith, and, if such amount shall have become due, by declaration or otherwise, each Bank may proceed to enforce the payment thereof or any other legal or equitable right of such Bank.

	SECT. 12.2.	Set-off.  Subject to the provisions of this SECT. 12, regardless of the adequacy of any collateral, during the continuance of an Event of
Default, any deposits or other sums credited by or due from any Bank to the
Borrower may, to the fullest extent permitted by applicable law, be set off against any and all liabilities then due, of the Borrower to such Bank hereunder.  Each Bank agrees with the other Banks that if an amount to be set off is to be applied to any Indebtedness of the Borrower to such Bank, whether Indebtedness evidenced by any of the Notes or due under this
Agreement or otherwise arising, such amount shall be applied ratably to all such Indebtedness (except to the extent not permitted by the terms of any agreement or instrument evidencing the same).  Each Bank further agrees with the other Banks that if such Bank shall both (i) receive from the Borrower or from any other source whatsoever, whether by voluntary payment, exercise of the right of set-off, counterclaim, cross action, or enforcement of any claim evidenced by the Notes or this Agreement, or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and (ii) retain and apply to the payment of the amounts owing with respect to the Notes or of any amounts due to such Bank under this Agreement, any amount which is in excess of its ratable portion of the payments received by all of the Banks, then such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution until the amount of such excess has been exhausted, assignment of claims, subrogation or otherwise, as shall result in each such
Bank receiving in respect of its Notes and the amounts due such Bank under this Agreement its ratable share of all such payments as provided in
SECT. 2.16.  Each Bank will give written notice to the Borrower promptly after any exercise of its rights under this SECT. 12.2.

	SECT. 13.	THE AGENTS.

	SECT. 13.1.	Appointment; Co-Agent.  Each Bank hereby irrevocably designates and appoints FNBB as the Administrative Agent and the Competitive Bid Agent
of such Bank under this Agreement and each Bank hereby irrevocably authorizes
FNBB as the Administrative Agent and the Competitive Bid Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the
Administrative Agent and the Competitive Bid Agent by the terms hereof, together with such other powers as are reasonably incidental thereto.
Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agents.  Only each of the Agents shall have any rights, duties or responsibilities as agent for the Banks under this Agreement and the other Loan Documents.  The Co-Agent shall have no such rights, duties or responsibilities.  Any reference to an agent for the Banks in, or in connection with, any Loan Document shall be a reference to the Administrative
Agent or the Competitive Bid Agent, as applicable.

	SECT. 13.2.	Delegation of Duties.  Each of the Agents may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

	SECT. 13.3.	Exculpatory Provisions.  Neither of the Agents nor any of its
officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (b)
responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other
Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  Neither of the Agents shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or to inspect the properties, books or records of the
Borrower.

	SECT. 13.4.	Reliance by Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent.  Each of Agents may deem and treat the named payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been delivered to the such Agent.
Each of the Agents shall be fully justified in failing or refusing to take action under this Agreement and the Notes unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each of the Agents shall in all cases be fully protected in acting, or in refraining from acting, under this
Agreement and the Notes in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

	SECT. 13.5.	Notice of Default.  Neither of the Agents shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the such Agent has received notice from a Bank or the
Borrower or, in the case of the Competitive Bid Agent, from the
Administrative Agent, referring to this Agreement, describing such Default or
Event of Default and stating that such notice is a "notice of default".  In the event that the Administrative Agent receives such a notice, the
Administrative Agent  shall give notice thereof to the Banks and consult with the Banks with respect to the action to be taken.  The Administrative
Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by such of the Banks, provided that unless and until the Administrative Agent shall have received such directions, the
Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of
Default as it shall deem advisable in the best interests of the Banks.

	SECT. 13.6.	Non-Reliance on Agents and Other Banks.  Each Bank expressly acknowledges that neither of the Agents nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by either of the Agents hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any
Bank.  Each Bank represents to each of the Agents that it has, independently and without reliance upon such Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and credit-worthiness of the Borrower, and made its own decision to make its loans hereunder and enter into this Agreement.
Each Bank also represents that it will, independently and without reliance upon either of the Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and credit-worthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Banks by the
Agents hereunder, the Agents shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or credit-worthiness of the Borrower which may come into the possession of either of the Agents or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

	SECT. 13.7.	Indemnification.  The Banks agree to indemnify each of the
Agents in its capacity as such (to the extent not reimbursed by the Borrower, and without limiting the obligation of the Borrower to do so), pro rata based on the amount of the Obligations outstanding hereunder at the time the event giving rise to the indemnification obligation occurs, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the such Agent under or in connection with any of the foregoing, provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

	SECT. 13.8.	Individual Capacity.  Each of the Agents and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent hereunder.
With respect to the Loans made or renewed by it and any Note issued to it, each of the Agents shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Agent, and the terms "Bank" and "Banks" shall include each of the Agents in its individual capacity.

	SECT. 13.9.	Successor.  Either of the Agents may resign as an Agent upon ten days' notice to the Banks and the Borrower, and either of the Agents may be removed by the Majority Banks upon ten days' notice to the Banks, the
Administrative Agent, the Competitive Bid Agent and the Borrower. Upon such resignation or removal, the Majority Banks shall appoint from among the Banks a successor agent in the applicable capacity for the Banks, which successor agent shall consent to serve as the administrative agent or competitive bid agent, as applicable, hereunder and shall be approved by the Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Competitive Bid Agent, as applicable, and the term "Administrative
Agent" or "Competitive Bid Agent," as applicable, shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as an Agent shall be terminated, without any other or further act or deed on the part of the former Agent or any of the parties to this
Agreement or any holders of the Notes.  After any retiring Agent's resignation hereunder as an Agent, the provisions of this SECT. 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

	SECT. 14.	PARTIES IN INTEREST.  All the terms of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and thereto, provided that the Borrower shall not assign or transfer its rights hereunder.

 SECT. 15.	ASSIGNMENTS; PARTICIPATIONS.  (a) Except as provided herein, any
Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and to participate in Letters of Credit hereunder, if any, and/or all or any portion of any Loans at the time owing to it and the Notes held by it); provided, however, that (i) the Administrative Agent shall have given its prior written consent, which consent shall not be unreasonably withheld or delayed, (ii) the Borrower shall have given its prior written consent, which consent shall not be unreasonably withheld or delayed, (iii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations with respect to its Revolving Credit Commitment hereunder or with respect to the Loans owing to it and the Notes held by it, as the case may be, (iv) the amount of the assigning Bank's portion of its Revolving Credit Commitment subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, or if the assigning Bank's entire Revolving Credit Commitment is less than $10,000,000, such Bank's entire Revolving Credit Commitment, provided that the assignee is an existing Bank,
(v) the assignee, if it shall not already be a Bank, shall deliver to the Administrative Agent and the Competitive Bid Agent an administrative questionnaire in the form of Exhibit F attached hereto, and (vi) the parties to such assignment shall execute and deliver to the Administrative Agent, for notation in the Bank List, an Assignment and Acceptance, substantially in the form of Exhibit G hereto (the "Assignment and Acceptance"), together ith any Note or Notes subject to such assignment, and together with payment by the Eligible Assignee to the Administrative Agent for its own account of an assignment administration fee in the amount of $2,500. Upon such execution, delivery, acceptance and notation, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof or such earlier date as the Administrative Agent, the assigning Bank and the assignee bank may choose, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereby, provided that such assignee shall have no greater rights than the assigning Bank under SECT. 3.1 and SECT. 3.5, and
(y) the assigning Bank shall, to the extent provided in such assignment, be released from its obligations under this Agreement, other than confidentiality requirements.

	(b)	By executing and delivering an Assignment and Acceptance, the parties to such assignment thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty and assumes and shall have no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) the assigning
Bank makes no representation or warranty and assumes and shall have no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in SECT. 5.4 and the most recent financial statements delivered pursuant to SECT. 8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the assigning Bank, either of the Agents or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this
Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi)
such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this
Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee appoints and authorizes the Competitive Bid Agent to take such action as agent on its behalf and to exercise such powers under this
Agreement as are delegated to the Competitive Bid Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (viii)
such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

	(c)	The Administrative Agent shall maintain a copy of each Assignment and
Acceptance delivered to it and a bank list or similar list for the notation of the names and addresses of the Banks and the Revolving Credit Commitment
Percentage of, and principal amount of the Loans owing to, the Banks from time to time (the "Bank List").  The entries in the Bank List shall be conclusive, in the absence of manifest error, and the Borrower, the
Administrative Agent and the Banks may treat each person whose name is noted
in the Bank List as a Bank hereunder for all purposes of this Agreement.
The Bank List shall be available for inspection by the Borrower or the Banks at any reasonable time and from time to time upon reasonable prior notice.

	(d)	Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with any Note or Notes subject to such assignment and the written consent of the Borrower to such assignment, the administrative questionnaire referred to above, and the $2,500 fee referred to above, the Administrative Agent shall (i) note the information contained therein in the Bank List, and (ii) give prompt notice thereof to the Borrower and the Banks.  Within five Business Days after receipt of such notice, the
Borrower, at its own expense, shall execute and deliver to the Administrative
Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee(s) in an amount equal to the amount assumed by such Eligible Assignee(s) pursuant to such Assignment and
Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note or Notes to the order of the assigning Bank in an amount equal to the amount retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in the form of the assigned Notes.  The surrendered Note or Notes shall be cancelled and returned to the Borrower.

	(e)	Each Bank may without the consent of the Borrower or the Administrative
Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment hereunder and the Loans owing to it and the Note held by it); provided, however, that the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments, or modifications which require the consent of all of the Banks as provided in SECT. 21 hereof and the participant shall have no greater rights than the selling Bank under SECT. 3.1 and SECT. 3.5 hereof (and shall be subject to the limitations and requirements applicable to the selling
Bank under such provisions).  The Borrower further agrees that a Bank may disclose information obtained by such Bank pursuant to this Agreement to participants or potential participants in the Loans, provided that such participants agree to be bound by the confidentiality requirements hereunder.

	(f)	Anything contained in this SECT. 15 to the contrary notwithstanding, any
Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under SECT. 4 of the Federal
Reserve Act, 12 U.S.C. SECT. 341.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

	SECT. 16.	EXPENSES; INDEMNITY.  (a) Whether or not the transaction
contemplated hereby shall be consummated, the Borrower will pay (1) the out-of-pocket costs of the Administrative Agent of (i) preparing, copying and distributing this Agreement and the other Loan Documents, (ii) syndicating the credit facility provided herein, including, without limitation, the out-of-pocket costs of preparing, copying and distributing all necessary documentation with respect thereto, (iii) any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents (the Borrower ereby agreeing to indemnify the Banks with respect thereto); (2) the reasonable fees, expenses and disbursements of the Banks' Special Counsel and the reasonable allocated costs of staff counsel for the Administrative Agent, incurred in connection with the preparation of this Agreement and the other
Loan Documents or in connection with amendments, modifications, approvals, consents or waivers hereto or thereto; (3) all reasonable costs and expenses (including reasonable attorneys' fees and costs and the reasonable allocated costs of staff counsel) incurred or sustained by the Administrative Agent, the Competitive Bid Agent and the Banks in connection with the exercise, protection or enforcement of any of the Administrative Agent's, Competitive
Bid Agent's or the Banks' rights, remedies, powers or privileges under this Agreement and the other Loan Documents or the administration thereof after the occurrence and during the continuance of an Event of Default; and (4) all reasonable costs and expenses (including reasonable attorney's fees and costs) incurred or sustained by the Agents and the Banks and their respective shareholders, directors, agents, officers, Subsidiaries and affiliates (each an "Indemnified Party") in connection with any litigation, proceeding or dispute, whether arising hereunder or otherwise, in any way related to the Agents' and the Banks' relationship with the Borrower or any of its Subsidiaries hereunder, other than as directly caused by the gross negligence or willful misconduct of any Indemnified Party. In any investigation, proceeding or litigation, or the preparation therefor, the Agents and the Banks shall be entitled to select their own counsel (which counsel shall be reasonably satisfactory to the Borrower) and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of one such counsel except to the extent that such fees and expenses are the result of the gross negligence or willful misconduct of either of the Agents or the Banks. The Borrower will not, without the prior written consent of the Agents and the Banks, settle or compromise any such investigation, proceeding or litigation if such settlement or compromise requires an admission of either of the Agents' or the Banks' wrongdoing and neither the Agents nor the Banks nor any other Indemnified Party will settle or compromise any such investigation, proceeding or litigation without the prior written consent of the Borrower if the Borrower is required to indemnify the Agents or the Banks or such other Indemnified Party therefor. The covenants of this SECT. 16 shall survive payment or satisfaction of payment of amounts owing with respect to this Agreement or the Notes.

	(b)	The Borrower covenants and agrees to indemnify and hold harmless each
Indemnified Party and each Indemnified Party's successors and assigns, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions, causes of action, costs and expenses (including without limitation the fees and disbursements of counsel and environmental consultants) incurred, suffered, sustained or required to be paid by an
Indemnified Party and arising under any Environmental Law, or otherwise related to environmental or Hazardous Substance matters in connection with the transactions contemplated by this Agreement, except any of the foregoing which result from the gross negligence or willful misconduct of the
Indemnified Party.  The Agents and the Banks shall have the right to employ separate counsel and to participate in the defense and investigation of any claim, action or proceeding, and the Borrower shall bear the expense of such counsel. The covenant of this SECT. 16(b) shall survive payment or satisfaction of payment of amounts owing with respect to the Notes or any other Loan Document.

	SECT. 17.	SURVIVAL OF COVENANTS, ETC.  All covenants, agreements,
representations and warranties made herein and in any certificates or other papers delivered by or on behalf of the Borrower pursuant hereto shall survive any investigation made by the Banks and the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as the Loans or other amounts due under this Agreement or the Notes remains outstanding and unpaid. All representations and warranties contained in any certificate or other document delivered to the Banks at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

	SECT. 18.	NOTICES.  Except as otherwise specified herein, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be either delivered by hand or mailed by United
States first-class mail, postage prepaid, or sent by telex or telecopy confirmed by letter, addressed as follows:

	(a)	if to the Borrower, at 455 North Cityfront Plaza Drive, Chicago, Illinois
60611-5504, Attn: Chief Financial Officer, or such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

	(b)	if to FNBB, or the Administrative Agent or the Competitive Bid Agent, at
100 Federal Street, Boston, Massachusetts 02110, Attn:  Transportation
Division, 01-08-01, or such other address for notice as such Bank or the
Administrative Agent shall last have furnished in writing to the Person giving the notice;

	(c)	if to any Bank other than FNBB, at the address for notice for such Bank set forth on the signature pages hereto or at such other address as such Bank shall last have furnished in writing to the Person giving the notice.

 Except for Notices of Borrowing, any notice so addressed shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand to an officer of the party to which it is directed, at the time of the receipt thereof by such officer, (ii) if sent by first-class mail, postage prepaid, on the earlier of (A) the fifth Business Day following the mailing thereof, or (B) the date of its receipt, if a Business Day, or if not a Business Day, the next succeeding Business Day, or (iii) if sent by telex or telecopy, at the time of dispatch thereof, if in normal business hours in the state or country where received or otherwise at the opening of business on the next succeeding Business Day.

	SECT. 19.	MISCELLANEOUS.  This Agreement shall for all purposes be construed in accordance with and governed by the internal laws of the State of New York, without regard to principles of conflicts-of-laws or choice of law doctrines.
The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Banks would otherwise have.  Any instruments required by any of the provisions hereof to be in the form annexed hereto as an exhibit shall be substantially in such form with such changes therefrom, if any, as may be approved by the Majority Banks and the Borrower.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.  This Agreement or any amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

	SECT. 20.	ENTIRE AGREEMENT, ETC.  This Agreement and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in SECT. 21 hereof.

	SECT. 21.	CONSENTS, AMENDMENTS, WAIVERS, ETC.  Except as otherwise expressly provided in this SECT. 21, any action to be taken or any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Banks may be given, and any term of this Agreement or any other
Loan Document may be amended and the performance or observance by the
Borrower or any other person of any of the terms thereof and any Default or
Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks; provided, however, that no such consent or amendment which affects the rights, duties or liabilities of the
Administrative Agent shall be effective without the written consent of the
Administrative Agent and no such consent or amendment which affects the rights, duties or liabilities of the Competitive Bid Agent shall be effective without the written consent of the Competitive Bid Agent.  Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following:
(a) increase the principal amount of any Loans (or subject any Bank to any additional obligations), or reduce the principal of or interest on any
Loan or any fees payable hereunder, or extend or postpone any date fixed for any payment in respect of principal of, or interest on, the Loans, or any fees payable hereunder, without the prior written consent of each Bank affected thereby, or (b) change the definition of "Majority Banks" or aggregate Revolving Credit Commitment Percentage or number of Banks which shall be required for the Banks or any of them to take any action under the
Loan Documents, or amend SECT. 16 or this SECT. 21, or change the Revolving
Credit Commitment Percentage of any Bank (except pursuant to SECT. 15 hereof)
or extend or postpone any date fixed for the reduction of the Revolving
Credit Commitment Amount, without the prior written consent of all of the
Banks. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Banks in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

	SECT. 22.	CERTAIN TRANSITIONAL ARRANGEMENTS.

	SECT. 22.1.  Return of Prior Notes.  Promptly after the Effective Date, the
Banks who were parties to the Original Credit Agreement will cancel and return to the Borrower the promissory notes previously delivered by the
Borrower to such Banks pursuant to (and as defined in) the Original Credit
Agreement.

 SECT. 22.2. Certain Bank of America Letters of Credit For purposes of this Agreement, any Letters of Credit previously issued (or deemed issued) under the Original Credit Agreement by Bank of America National Trust and Savings Association as a Letter of Credit Bank thereunder which remain outstanding on the Effective Date shall be deemed to have been issued by BofA as a Letter of Credit Bank hereunder, and the provisions of this Agreement, including without limitation, SECT. 2.15 hereof, shall apply thereto.

	SECT. 23.  NO MARGIN STOCK COLLATERAL.  Each of the Banks represents to the
Agents and each of the other Banks that it in good faith is not relying upon any "margin security" or "margin stock" (as such terms are used in
Regulations G, T, U and X of the Board of Governors of the Federal Reserve
System), as collateral in the extension or maintenance of the credit provided for in this Agreement.

	Signed and delivered, as of the date set forth at the beginning of this Agreement by the Borrower, the Banks, the Administrative Agent and the Competitive Bid Agent.

ILLINOIS CENTRAL RAILROAD COMPANY


By:
    Title: Vice President and
	   Chief Financial Officer

THE FIRST NATIONAL BANK OF BOSTON, as
Administrative Agent and Competitive Bid Agent


By:
    Title: Vice President

BANK OF AMERICA ILLINOIS, as Co-Agent


By:
    Title:  Vice President

THE FIRST NATIONAL BANK OF BOSTON


By:
    Title:  Vice President

BANK OF AMERICA ILLINOIS


By:
    Title:  Vice President

Address:	Bank of America Illinois
		231 South LaSalle Street, 10J
		Chicago, Illinois 60697
		Attention:  Sheryl Bartol

THE CHASE MANHATTAN BANK, N.A.


By:
    Title:  Vice President

Address:  The Chase Manhattan Bank N.A.
One Chase Manhattan Plaza - 5th Floor
New York, New York 10081
Attention:  Francis M. Cox, III,
	Vice President

THE TORONTO - DOMINION BANK


By:
    Title:

Address:  The Toronto - Dominion Bank
70 West Madison Street,
Suite 5430
Chicago, Illinois 60602-4227
Attention: Dylan T. MacKenzie,
		Managing Director
and to:
The Toronto Dominion Bank
Transportation Division
31 West 52nd Street - 22nd Floor
New York, New York 10019
Attention:  Thomas Westdyk

with copies of financial statements and Compliance
Certificates also sent to:

	Manager, Credit Administration
	The Toronto Dominion Bank
	909 Fannin Street
	Houston, Texas  77010
	Attention: Jorge Garcia

DEPOSIT GUARANTY NATIONAL BANK


By:
    Title: Senior Vice President

Address:  Deposit Guaranty National Bank
One Deposit Guaranty Plaza
11th Floor
Jackson, Mississippi 39205
Attention:  Anthony Thomas,
		Senior Vice President

KLEINWORT BENSON LIMITED


By:
    Title: Executive Vice President

Address:  Kleinwort Benson Limited
Three First National Plaza - Suite 1390
Chicago, Illinois 60602
Attention:  Kenneth Hamilton,
		Senior Vice President

THE MITSUBISHI TRUST AND    BANKING
CORPORATION


By:
    Title:  Deputy General Manager

Address:  The Mitsubishi Trust and
  Banking Corporation
801 South Figueroa - Suite 2400
Los Angeles, California  90017
Attention:  Rex A. Olson, Assistant Vice
President, Finance and Investment

THE NORTHERN TRUST COMPANY


By:
    Title:  Vice President

Address:  The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60675
Attention:  J. Mark Berry,  Vice
President, Commercial Banking

The undersigned hereby acknowledges it has withdrawn from the foregoing Agreement, and consents and agrees to the transition arrangements described in Section 22 thereof:

BANK OF AMERICA NATIONAL TRUST
    AND SAVINGS ASSOCIATION

By:
    Title:  Vice President